UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant:	☒
Filed by a Party other than the Registrant:	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Materials Pursuant to Rule 14a-12

AIRSPAN NETWORKS INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

AIRSPAN NETWORKS INC.
777 Yamato Road - Suite 310
Boca Raton, Florida 33431

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 16, 2008

To the Shareholders of
Airspan Networks Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the “Special Meeting”) of Airspan Networks Inc., a Washington corporation (the “Company”), will be held at our headquarters, 777 Yamato Road - Suite 310, Boca Raton, Florida 33431, on Tuesday, December 16, 2008, at 11:00 a.m., Eastern time, for the following purposes:

1.
To approve an amendment to the Company’s Second Amended and Restated Articles of Incorporation, as amended, effecting a reverse stock split of the Company’s Common Stock at a ratio to be determined by the Board of Directors within a range of one-for-five shares to one-for-fifteen shares to decrease the number of issued and outstanding shares of Common Stock.

2.
To approve an amendment and restatement of the Company’s 2000 Employee Stock Purchase Plan (the “ESPP”) to increase the number of shares of Common Stock reserved for issuance thereunder and to allow for nine additional separate offering periods, the final offering period to commence on August 16, 2017 and terminate on August 15, 2018.

3.
To approve a stock option exchange program under which eligible Company employees (including executive officers but excluding non-employee members of the Board of Directors) will be offered the opportunity to exchange their eligible options to purchase shares of Common Stock outstanding under the Company’s existing equity compensation plans for a smaller number of new options at a lower exercise price.

4.	To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

The proposals to effect a reverse stock split, to amend and restate the ESPP and to approve the stock option exchange program are discussed in more detail in the attached proxy statement. The presence of the holders of a majority of the shares entitled to vote at the Special Meeting, present in person or represented by proxy, is necessary to constitute a quorum. To ensure representation at the Special Meeting, you are urged to complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope.

The record date for determining shareholders entitled to notice of, and to vote at, the Special Meeting is the close of business on October 28, 2008.

By Order of the Board of Directors

/s/ David Brant
David Brant
Corporate Secretary

November 5, 2008
Boca Raton, Florida

YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

TABLE OF CONTENTS

Page

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 16, 2008	1

General	1
Record Date and Voting Securities	1
Quorum	1
Required Vote	2
Revocation	2
Expenses of Solicitation	2
How do I vote by proxy?	3
Can I vote in person at the Special Meeting rather than by completing the proxy card?	3
Can I change or revoke my vote after I return my proxy card?	3
When was this proxy statement sent to shareholders?	3
What if other matters come up at the Special Meeting?	3
What do I do if my shares are held in “street name”?	3
How are votes counted?	3

APPROVAL OF AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT (PROPOSAL 1)	5

Overview	5
Reasons for the Reverse Stock Split	5
Risks Associated With the Reverse Stock Split	6
Implementation and Effects of the Reverse Stock Split	7
No Fractional Shares	8
Authorized Shares	8
Potential Anti-Takeover Effect	9
Other Effects on Outstanding Shares	9
Accounting Effects of the Reverse Stock Split	9
Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates	9
Dissenters’ Rights	10
US Federal Income Tax Consequences of the Reverse Stock Split	10
Required Vote	11

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE AIRSPAN NETWORKS INC. 2000 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER AND TO ALLOW FOR NINE ADDITIONAL SEPARATE OFFERING PERIODS, THE FINAL OFFERING PERIOD TO COMMENCE ON AUGUST 16, 2017 AND TERMINATE ON AUGUST 15, 2018 (PROPOSAL 2)	12

Summary of the ESPP	12
Plan Administration	12
Offerings	12
Eligibility	12
Purchase Price	13
Payment of Purchase Price; Payroll Deductions	13
Purchase of Common Stock; Exercise of Option	13
Withdrawal	13
Termination of Employment	13
Changes in Capitalization	13
Amendment and Termination of the ESPP	13
US Federal Income Tax Consequences	14
New Plan Benefits	14
Other Considerations	14
Required Vote	15

-i-

-ii-

OTHER BUSINESS	43

2009 Shareholder Proposals	43
Other Matters	43

-iii-

AIRSPAN NETWORKS INC.
777 Yamato Road - Suite 310
Boca Raton, Florida 33431

PROXY STATEMENT
FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON
DECEMBER 16, 2008

General

This proxy statement is furnished in connection with the solicitation by the Board of Directors of the Company of proxies in the accompanying form for use at the Special Meeting to be held on Tuesday, December 16, 2008 and any adjournments or postponements thereof. The Special Meeting will be held at 11:00 a.m., Eastern time, at 777 Yamato Road - Suite 310, Boca Raton, Florida 33431.

Our principal executive office is located at 777 Yamato Road - Suite 310, Boca Raton, Florida 33431. The approximate date this proxy statement and the accompanying proxy card are being first mailed to shareholders is November 7, 2008.

Record Date and Voting Securities

Only holders of shares of our Common Stock and Series B Preferred Stock outstanding at the close of business on October 28, 2008, the record date for the Special Meeting, are entitled to vote at the Special Meeting. On the record date, there were 59,472,165 shares of Common Stock and 200,690 shares of Series B Preferred Stock outstanding.

Pursuant to the Company’s Second Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), you are entitled to one vote for each share of Common Stock and 81 votes for each share of Series B Preferred Stock. The enclosed proxy card shows the number of shares you are entitled to vote.

The holders of the Common Stock and the Series B Preferred Stock will vote together with respect to the amendment of the Company’s Articles of Incorporation to effect a reverse stock split (at a ratio to be determined by the Board of Directors within a range of one-for-five shares to one-for-fifteen shares) (“Proposal No. 1”), the approval of an amendment and restatement of the Company’s 2000 Employee Stock Purchase Plan (the “ESPP”) to increase the number of shares of Common Stock reserved for issuance thereunder and to allow for nine additional separate offering periods, the final offering period to commence on August 16, 2017 and terminate on August 15, 2018 (“Proposal No. 2”), and the approval of the stock option exchange program (“Proposal No. 3”), as though they were a single class.

The Series B Preferred Stock will also vote separately on Proposal No. 2 and Proposal No. 3. Oak Investment Partners, the holder of all 200,690 shares of our Series B Preferred Stock, which has 16,255,890 votes in the aggregate, has agreed to vote its shares of Series B Preferred Stock in favor of Proposal No. 2 and Proposal No. 3.

Quorum

Under Washington law and our Articles of Incorporation, a quorum consisting of a majority of the shares entitled to vote must be represented in person or by proxy for the transaction of business at the Special Meeting. Shares entitled to vote as a separate voting group may take action on a matter at the meeting only if a quorum of those shares is present with respect to that matter. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Broker non-votes, which occur when a broker has not received customer instructions and indicates that the broker does not have discretionary authority to vote a particular matter on the proxy card, also will be deemed present for purposes of determining whether a quorum is achieved.

Required Vote

The proposal to amend our Articles of Incorporation to effect a reverse stock split (at a ratio to be determined by the Board of Directors within a range of one-for-five shares to one-for-fifteen shares) will be adopted if approved by the affirmative vote of a majority of the votes entitled to be cast by the holders of Common Stock and Series B Preferred Stock, taken together. The proposal to amend and restate the ESPP will be adopted if the number of votes cast by the shares of Common Stock and Series B Preferred Stock, taken together, in favor of the proposal exceed the number of votes cast by the shares of Common Stock and Series B Preferred Stock, taken together, against the proposal. The proposal to approve the stock option exchange program will be adopted if the number of votes cast by the shares of Common Stock and Series B Preferred Stock, taken together, in favor of the proposal exceed the number of votes cast by the shares of Common Stock and Series B Preferred Stock, taken together, against the proposal. Abstentions from voting and broker non-votes will have the effect of a vote “against” the reverse stock split, the amendment and restatement of the ESPP and the authorization of the stock option exchange program.

Section 4.13(4)(f) of our Articles of Incorporation provides that the holders of our Series B Preferred Stock are entitled to an anti-dilution adjustment when the Company issues additional shares of Common Stock at a price below the conversion price of the Series B Preferred Stock. However, no anti-dilution adjustment will occur for the issuance of up to 5,000,000 shares of Common Stock or options to employees, officers, directors and certain other persons. The aggregate number of shares issuable pursuant to Proposal No. 2 and Proposal No. 3 could exceed 5,000,000 shares of Common Stock. However, if a majority of the Series B Preferred Stock approves such issuance, no anti-dilution adjustment will occur. In order for the Company to obtain such approval, the Series B Preferred Stock will vote separately on Proposal No. 2 and Proposal No. 3. Oak Investment Partners, the holder of all 200,690 outstanding shares of our Series B Preferred Stock, which has 16,255,890 votes in the aggregate, has agreed to vote its shares of Series B Preferred Stock in favor of Proposal No. 2 and Proposal No. 3. As a result of such approval, the adoption and implementation of Proposal No. 2 and Proposal No. 3 and any issuance of Common Stock as a result thereof will not result in an anti-dilution adjustment to the conversion price of the Series B Preferred Stock pursuant to the terms of the Series B Preferred Stock.

Proxies solicited by the Board of Directors will be voted in favor of all three proposals, unless shareholders direct otherwise in their proxies. The proxy cards also confer discretionary authority to vote the shares authorized to be voted thereby on any matter that was not known on the date of this proxy statement, but that properly may be presented for action at the Special Meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE OR, IF YOUR PROXY CARD OR VOTING INSTRUCTION FORM SO INDICATES, TO VOTE ELECTRONICALLY VIA THE INTERNET OR TELEPHONE.

Revocation

A shareholder may revoke a proxy at any time before its exercise by written notice to our corporate secretary, by timely delivery of a valid later-dated proxy or by voting in person at the Special Meeting. However, your attendance at the Special Meeting will not, by itself, revoke your proxy.

Expenses of Solicitation

We may retain a proxy solicitor to help solicit proxies. We will pay the cost of their services, which is estimated at approximately $7,500, plus reasonable expenses. Proxies will be solicited by personal interview, mail and telephone. In addition, we may reimburse brokerage firms and other persons who represent beneficial owners of stock for their reasonable expenses in forwarding solicitation materials to beneficial owners. Our directors, officers and regular employees also may solicit proxies, personally or by telephone or facsimile, without additional compensation.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the Special Meeting. Sign and date the proxy card and mail it back to the Company in the enclosed envelope. The proxy holders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal. Unless you instruct otherwise, the proxy holders will vote in favor of all three proposals.

Can I vote in person at the Special Meeting rather than by completing the proxy card?

Although the Company encourages you to complete, sign, date and return the proxy card to ensure that your vote is counted, you can attend the Special Meeting and vote your shares in person.

Can I change or revoke my vote after I return my proxy card?

Yes. At any time before the vote on a proposal, you can change or revoke your vote by:

•	giving the Company’s secretary a written notice revoking your proxy card at or before the Special Meeting;

•	signing, dating and returning to the Company a new proxy card at or before the Special Meeting; or

•	attending the Special Meeting and voting in person.

Attendance at the Special Meeting will not, by itself, revoke a proxy. Any written notice of revocation or subsequent proxy may be sent to: Airspan Networks Inc., Attn: David Brant, Secretary, 777 Yamato Road - Suite 310, Boca Raton, Florida 33431, or hand delivered to the Company’s Secretary at or before voting at the Special Meeting.

When was this proxy statement sent to shareholders?

This proxy statement was first mailed on approximately November 7, 2008 to the Company’s shareholders of record as of October 28, 2008, the record date for voting at the Special Meeting.

What if other matters come up at the Special Meeting?

The matters described in this proxy statement are the only matters the Company knows will be voted on at the Special Meeting. If other matters are properly presented at the Special Meeting, the proxy holders will vote your shares as they see fit.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

How are votes counted?

The Company will hold the Special Meeting if holders of a majority of the votes entitled to be cast either sign and return their proxy cards or attend the Special Meeting. If you sign and return your proxy card, your shares will be counted to determine whether the Company has a quorum, even if you abstain or fail to vote on any of the proposals listed on the proxy card.

If your shares are held in the name of a nominee, and you do not tell the nominee by December 16, 2008 how to vote your shares (“broker non-votes”), the nominee can vote them as it sees fit only on matters that are determined to be routine. Broker non-votes will be counted as present to determine if a quorum exists, but will not be counted as present and entitled to vote on any non-routine proposal. Proposal No. 1, Proposal No. 2 and Proposal No. 3 are each considered “non-routine matters.” Thus, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted with respect to Proposal No. 1, Proposal No. 2, or Proposal No. 3, your broker or other nominee will not be able to vote your shares with regard to those proposals. The Company urges you to provide instructions to your broker or nominee so that your votes may be counted on these important matters.

APPROVAL OF AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

(PROPOSAL 1)

Overview

Our Board of Directors has recommended approval of an amendment to our Articles of Incorporation which would effect a reverse stock split of all outstanding shares of our Common Stock at a ratio to be determined by the Board of Directors within a range of one-for-five shares to one-for-fifteen shares. If approved, the reverse stock split would reduce our issued and outstanding Common Stock from approximately 59.6 million shares to between approximately 4.0 million shares and 11.9 million shares, depending on the reverse stock split ratio determined by the Board of Directors.

If our shareholders approve the reverse stock split, we intend to thereafter file articles of amendment to our Articles of Incorporation with the Secretary of State of the State of Washington at a time as determined by the Board of Directors, but no later than the one-year anniversary of the Special Meeting. The articles of amendment would effect a reverse split of the shares of our issued and outstanding Common Stock (at a ratio to be determined by the Board of Directors within a range of one-for-five shares to one-for-fifteen shares), but would not change the number of authorized shares of Common Stock or preferred stock, or the par value of our Common Stock or preferred stock. The reverse stock split will become effective at the time specified in the articles of amendment, which will most likely be 5:00 p.m. on the business day on which we file the articles of amendment, and which we refer to as the “effective time.”

The Board of Directors will have the sole discretion to elect, as it determines to be in our best interests and those of our shareholders, whether or not to effect a reverse stock split, and if so, the specific number of shares of our Common Stock between and including five and fifteen which will be combined into one share of our Common Stock, at any time before the one-year anniversary of the Special Meeting. The Board of Directors believes that shareholder approval of an amendment granting it the discretion to approve the specific reverse stock split ratio to be effected, rather than approval of only one specific exchange ratio at this time, provides the Board of Directors with maximum flexibility to react to then current market conditions and, therefore, is in our best interests and those of our shareholders.

Even if Proposal No. 1 is approved, the Board of Directors in its discretion may decide not to file the amendment to our Articles of Incorporation with the Secretary of State of the State of Washington to effect the reverse stock split.

Reasons for the Reverse Stock Split

We believe that we should implement a reverse stock split to help facilitate the continued listing of our Common Stock on the NASDAQ Global Market, which requires issuers to maintain a closing bid price of at least $1.00 per share. We also believe that a reverse stock split may enhance the desirability and marketability of our Common Stock to the financial community and the investing public.

Our Common Stock is listed on the NASDAQ Global Market. As mentioned above, to be listed on the NASDAQ Global Market, among other things, a company’s Common Stock must maintain a minimum bid price of $1.00 per share. On April 25, 2008, we received a letter from the NASDAQ Stock Market (the “Notice”) notifying the Company that for the 30 consecutive trading days preceding the date of the Notice, the bid price of the Company’s Common Stock had closed below the $1.00 per share minimum required for continued listing on the NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 4450(a)(5). The Notice also stated that pursuant to NASDAQ Marketplace Rule 4450(e)(2), the Company had been provided 180 calendar days, or until October 22, 2008, to regain compliance. On October 16, 2008, however, NASDAQ announced that it had suspended, for a three month period, the enforcement of the rules requiring a minimum $1.00 closing bid price or a minimum market value of publicly held shares. NASDAQ has stated that it will not take any action to delist any security for these concerns during the suspension. NASDAQ has also stated that the suspension will remain in effect through Friday, January 16, 2009 and that the rules will be reinstated on Monday, January 19, 2009. As a result of this suspension, we now have until January 26, 2009 to regain compliance with the minimum bid requirement. To do so, the bid price of the Company’s Common Stock must close at or above $1.00 per share for a minimum of ten consecutive trading days prior to that date. If compliance with the minimum bid requirement cannot be demonstrated by January 26, 2008, the Company may apply to transfer its securities to the NASDAQ Capital Market provided the Company meets the initial listing criteria as set forth in NASDAQ Marketplace Rule 4310(c). If the Company meets the other initial listing criteria and the Company’s application is approved, it will be notified that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the NASDAQ Capital Market will provide written notification that the Company’s securities will be delisted. The closing bid price of our Common Stock on the NASDAQ Global Market on October 20, 2008 was $0.23.

We presently intend to effect the reverse stock split only if necessary to regain compliance with the NASDAQ Global Market’s minimum bid requirement. The Board of Directors has reserved the right, notwithstanding the shareholders’ approval of Proposal No. 1, to abandon it at any time without further action by the shareholders before the amendment of the Articles of Incorporation is filed with the Secretary of State of the State of Washington. The Board of Directors may consider a variety of factors in determining whether or not to proceed with the reverse stock split, including overall trends in the stock market, recent changes and anticipated trends in the per share market price of our Common Stock, business developments and our actual and projected financial performance. If the closing bid price of our Common Stock on the NASDAQ Global Market reaches a minimum of $1.00 per share and remains at or above that level for a minimum of ten consecutive trading days (or longer, if required by the NASDAQ Listing Qualifications Panel), as discussed more fully below, the Board of Directors may decide to abandon the reverse stock split. If the Board of Directors fails to implement a reverse stock split prior to the one-year anniversary of the Special Meeting, shareholder approval again would be required prior to implementing any reverse stock split.

We believe that the reverse stock split will facilitate our continued compliance with the NASDAQ minimum bid price rule by increasing the bid price of our Common Stock, although we cannot assure you that this will be the case or that any such price increase can be sustained. If we do not maintain compliance and our Common Stock is delisted from the NASDAQ Global Market and the NASDAQ Capital Market, trading in our Common Stock would have to be conducted on a regional stock exchange, if available after an application therefor, or in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. Any of these would likely significantly decrease the liquidity of our Common Stock.

If we effect the reverse stock split, we believe that the resulting reduction in the number of outstanding shares of our Common Stock may encourage greater interest in our Common Stock by the investment community. We believe that the current market price of our Common Stock may impair its acceptability to institutional investors, professional investors and other members of the investing public. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their own portfolios, which reduces the number of potential buyers of our Common Stock. In addition, analysts at many leading brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. A variety of brokerage house policies and practices also tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. We believe that if the reverse stock split has the effect of increasing the trading price of our Common Stock, the investment community may find our Common Stock to be more attractive, which could promote greater liquidity for our existing shareholders.

Risks Associated With the Reverse Stock Split

The reverse stock split may not result in the benefits described above under the heading “Reasons for the Reverse Stock Split.” Specifically, the market price of our Common Stock immediately after the effective date of the proposed reverse stock split may not be maintained for any period of time or may not increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the reverse stock split. Accordingly, the total market capitalization of our Common Stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our Common Stock following the reverse stock split may not exceed or remain higher than the current market price. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split. As a result, the reverse stock split could further adversely affect the market price of our Common Stock. Furthermore, although we believe that a higher stock price, if achieved, may help generate investor interest and enhance our ability to attract and retain employees and other service providers, we cannot guarantee this will be the case.

Implementation and Effects of the Reverse Stock Split

If our shareholders approve the proposal to amend the Articles of Incorporation and we implement the reverse stock split by filing the articles of amendment, the reverse stock split would have the following effects:

•
depending on the reverse stock split ratio determined by the Board of Directors (which will be between one-for-five shares and one-for-fifteen shares), between every five and fifteen shares of our Common Stock owned by a shareholder would automatically be changed into and become one new share of our Common Stock;

•	the number of shares of our Common Stock issued and outstanding would be reduced proportionately;

•
proportionate adjustments would be made to the per share conversion price and the number of shares of Common Stock issuable upon conversion of our outstanding Series B Preferred Stock, which will result in approximately the same aggregate price being required to be paid for common shares upon conversion of such preferred shares immediately preceding the reverse stock split;

•
proportionate adjustments would be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options entitling the holders thereof to purchase shares of our Common Stock, which will result in approximately the same aggregate price being required to be paid for the common shares upon exercise of such options immediately preceding the reverse stock split; and

•
the number of shares reserved for issuance under our existing stock option and incentive stock plans and in connection with conversion of our outstanding Series B Preferred Stock would be reduced proportionately based on the reverse stock split ratio determined by the Board of Directors.

The reverse stock split will be effected simultaneously for all of our Common Stock and the exchange ratio will be the same for all of our Common Stock. The reverse stock split will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interest in the Company, except to the extent that the reverse stock split results in any of our shareholders owning a fractional share. As described below, shareholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-split shareholders to the extent there are shareholders presently holding fewer than the number of shares of Common Stock that will be changed into one share of Common Stock pursuant to the reverse stock split. However, this is not the purpose of the reverse stock split. The reverse stock split is not intended as, and will not have the effect of, a “going private” transaction under Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We expect to continue to be listed on NASDAQ and we will continue to be subject to the periodic reporting requirements of the Exchange Act following the reverse stock split.

The following table contains approximate information relating to the Company’s Common Stock, as of September 30, 2008, under various of the proposed reverse stock split ratios:

	Pre-Reverse Split	1-for-5		1-for-10		1-for-15
Authorized Shares	100,000,000	100,000,000		100,000,000		100,000,000
Shares Issued and Outstanding	59,400,042	11,880,008	(1)	5,940,004	(1)	3,960,003	(1)
Shares Reserved for Future Issuance:
Equity Compensation Plans(2)	12,017,879	2,403,576		1,201,788		801,192
Shares Available for Future Issuance	28,582,079	85,716,416		92,858,208		95,238,805

(1) Does not reflect the cancellation of any fractional shares and payment of cash in lieu thereof.
(2) Includes shares reserved for future grants of options. As of September 30, 2008, 3,105,368 shares were reserved for future grants of options.

Currently, we are authorized to issue up to a total of 250,000 shares of preferred stock, 200,690 of which are issued and outstanding as shares of Series B Preferred Stock. The proposed reverse stock split will not affect the total authorized number of shares of preferred stock or the number of Series B Preferred Stock outstanding.

No Fractional Shares

No scrip or fractional share certificates will be issued in connection with the reverse stock split. Shareholders who otherwise would be entitled to receive fractional shares will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the product obtained by multiplying (a) the fraction to which the shareholder would otherwise be entitled by (b) the per share closing sales price of our Common Stock on the trading day immediately preceding the effective date of the reverse stock split, as reported on the NASDAQ Global Market. Any shareholder who would be entitled to receive only a fractional share in the reverse stock split may be entitled to a judicial appraisal of the fair value of his or her fractional share, as described in the section below entitled “Dissenters’ Rights.” The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor or as described herein.

Shareholders who are entitled to receive cash in lieu of fractional shares as a result of the reverse stock split should note that we may be required, under applicable escheat laws, to pay sums due for fractional interests that are not claimed within a reasonable time after the effective time to the designated agent for certain jurisdictions. This may be required by the laws of the State of Washington (under which the Company is incorporated), the jurisdiction in which we have our principal executive offices, the jurisdiction in which the shareholder resides or the jurisdiction where the funds will be deposited. Thereafter, shareholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Authorized Shares

The reverse stock split would not change the number of authorized shares of our Common Stock designated in our Articles of Incorporation (presently 100 million shares). Therefore, because the number of issued and outstanding shares of our Common Stock would decrease, the number of shares available for issuance under our authorized pool of Common Stock would increase from approximately 41.3 million shares to between approximately 88.3 million shares and 96.1 million shares (depending upon the reverse stock split ratio determined by the Board of Directors). The reverse stock split would also not affect the number of authorized or outstanding shares of preferred stock.

These additional shares would be available for issuance from time to time for corporate purposes such as raising additional capital, making strategic acquisitions, entering into collaborative and licensing arrangements and employee recruitment and retention. We believe that the availability of the additional shares of Common Stock will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. Our future revenue may be insufficient to support the expenses of our operations and the planned expansion of our business. We therefore may need additional equity capital to finance our operations. We may seek to obtain such equity capital through the issuance of Common Stock or securities convertible into Common Stock. We have no present plan, commitment, arrangement, understanding or agreement regarding issuance of these additional shares of Common Stock. The issuance of a substantial number of additional shares of Common Stock may result in dilution of your ownership interest in the Company.

Potential Anti-Takeover Effect

The proposed reverse stock split is not part of any plan to adopt a series of amendments having an anti-takeover effect. As a result of the additional shares of Common Stock that would become available for issuance if the reverse stock split is approved, subject to the limitations of Washington law and the NASDAQ listing rules, it could be possible to use such additional available shares to oppose a hostile takeover attempt or delay or prevent changes of control of the Company or changes in or removal of our management, including transactions that are favored by a majority of the independent shareholders or in which the shareholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. For example, our Board of Directors could, without further shareholder approval, strategically sell shares of our Common Stock in a private transaction to purchasers who would oppose a takeover or favor our current Board of Directors. The reverse stock split is not being proposed in response to any effort, nor are we aware of any effort, to accumulate shares of our Common Stock or obtain control of the Company.

Other Effects on Outstanding Shares

If a reverse stock split is implemented, the rights and preferences of the outstanding shares of our Common Stock would remain the same after the reverse stock split. Each share of Common Stock issued pursuant to the reverse stock split would be fully paid and nonassessable.

In addition, the reverse stock split would result in some shareholders owning “odd-lots” of fewer than 100 shares of our Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Accounting Effects of the Reverse Stock Split

Following the effective time of the reverse stock split, the par value of our Common Stock will remain at $0.0003 per share. The number of outstanding shares of Common Stock will be reduced in proportion to the reverse stock split ratio determined by the Board of Directors, not taking into account the additional decrease resulting from our repurchase of fractional shares that otherwise would result from the reverse stock split. Accordingly, the aggregate par value of the issued and outstanding shares of our Common Stock, and therefore the stated capital associated with our Common Stock, will be reduced, and the additional paid-in capital (capital paid in excess of the par value) will be increased in a corresponding amount for statutory and accounting purposes. If the reverse stock split is effected, all share and per share information in our financial statements will be restated to reflect the reverse stock split for all periods presented in our future filings, after the effective time of the reverse stock split, with the Securities and Exchange Commission (the “SEC”) and NASDAQ, as applicable. Shareholders’ equity will remain unchanged.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If our shareholders approve the reverse stock split proposal, we intend to thereafter implement the reverse stock split at a time and in a ratio between one-for-five shares and one-for-fifteen shares as determined by the Board of Directors by filing articles of amendment to our Articles of Incorporation with the Secretary of State of the State of Washington. However, if the Board of Directors fails to implement a reverse stock split prior to the one-year anniversary of the Special Meeting, shareholder approval again would be required prior to implementing any reverse stock split. In determining the reverse stock split ratio and timing, the Board of Directors will consider, among other things, the then current status of the Company’s Common Stock under the NASDAQ continuing listing requirements. The reverse stock split will become effective at the time specified in the articles of amendment, which will most likely be 5:00 p.m. on the business day on which we file the articles of amendment. Beginning at the effective time, each certificate representing shares of our Common Stock before the reverse stock split will automatically be deemed for all corporate purposes to evidence ownership of the number of full shares of Common Stock resulting from the reverse stock split. All shares issuable upon conversion of outstanding shares of Series B Preferred Stock and exercise of outstanding options, warrants or other securities will automatically be adjusted. The form of the proposed articles of amendment to effect the reverse stock split is attached to this proxy statement as Annex A; however, the text of the articles of amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Washington and as our Board of Directors deems necessary and advisable to effect the reverse stock split (including to insert the applicable reverse stock split ratio as determined by the Board of Directors).

As soon as practicable after the effective time, shareholders will be notified that the reverse stock split has been effected. We expect that our stock transfer agent, American Stock Transfer & Trust Company, will act as exchange agent for purposes of implementing the exchange of stock certificates. Shareholders of record will receive a letter of transmittal requesting that they surrender the stock certificates they currently hold for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split and cash in lieu of any fractional shares. Persons who hold their shares in brokerage accounts or “street name” will not be required to take any further actions to effect the exchange of their certificates. No new certificate(s) will be issued to a shareholder unless the shareholder has surrendered the shareholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split will continue to be valid and will represent the adjusted number of shares rounded down to the nearest whole share. Shareholders should not destroy any stock certificates and should not submit any certificates until they receive a letter of transmittal.

Dissenters’ Rights

Chapter 23B.13 of the Washington Business Corporation Act provides for dissenters’ rights for any amendment to the Articles of Incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share created by the amendment is to be acquired by the Company for cash. As a result, any shareholder who would be entitled to receive only a fractional share in the reverse stock split may be entitled to a judicial appraisal of the fair value of his or her fractional share. In order to be entitled to appraisal rights under Chapter 23B.13, a shareholder must:

•	be within the class of shareholders who may be entitled to appraisal rights (i.e., those shareholders who would be entitled to receive only a fractional share);

•
deliver to the Company, before the vote on the reverse stock split is taken, notice of the shareholder’s intention to demand appraisal of his or her fractional share if the reverse stock split is effected; and

•	not vote in favor of the reverse stock split.

A shareholder’s failure to vote in favor the proposed reverse stock split will not be sufficient to satisfy the notice requirements of the statute; the shareholder must also deliver the required notice before the vote occurs. The foregoing summary of Chapter 23B.13 of the Washington Business Corporation Act does not purport to be complete and is qualified in its entirety by reference to the full text of Chapter 23B.13, which is set forth as Annex B attached to this proxy statement. Shareholders who wish to exercise their statutory right of appraisal are urged to consult legal counsel for assistance in exercising their rights. Shareholders entitled to appraisal rights who fail to comply completely and on a timely basis with all requirements of Chapter 23B.13 for perfecting appraisal rights will lose their rights.

US Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material anticipated US federal income tax consequences of a reverse stock split of our issued and outstanding shares of Common Stock. This summary is based upon the US Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations thereunder, judicial decisions and current administrative rulings, authorities and practices, all as amended and in effect on the date of this proxy statement. Any of these authorities could be repealed, overruled or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described below. No ruling from the US Internal Revenue Service (“IRS”) with respect to the matters discussed herein has been requested or will be requested, and there is no assurance that the IRS would agree with the conclusions set forth in this summary. This summary is provided for general information only and does not purport to address all aspects of the possible US federal income tax consequences of the reverse stock split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not consider the US federal income tax consequences to our shareholders in light of their individual investment circumstances or to holders who may be subject to special treatment under US federal income tax laws (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions, tax exempt entities and persons who acquired Common Stock through the exercise of employee stock options or otherwise as compensation). In addition, this summary does not address any consequences of the reverse stock split under any state, local or foreign tax laws. As a result, it is the responsibility of each shareholder to obtain and rely on advice from the shareholder’s tax advisor as to, but not limited to, the following (i) the effect on the shareholder’s tax situation of the reverse stock split, including, but not limited to, the application and effect of state, local and foreign income and other tax laws; (ii) the effect of possible future legislation or regulations; and (iii) the reporting of information required in connection with the reverse stock split on the shareholder’s tax returns. It will be the responsibility of each shareholder to prepare and file all appropriate federal, state and local tax returns.

We believe that the reverse stock split will constitute a tax-free recapitalization under the Code and that we should not recognize any gain or loss as a result of the reverse stock split. In addition, our shareholders should not recognize any gain or loss if they receive only Common Stock upon the reverse stock split. If a shareholder receives cash in lieu of a fractional share of Common Stock that otherwise would be held as a capital asset, the shareholder generally will recognize capital gain or loss equal to the difference, if any, between the cash received and the shareholder’s basis in the fractional share. The shareholder will receive long-term capital gain or loss treatment if the shareholder’s holding period in such fractional share exceeds one year. For this purpose, a shareholder’s basis in the fractional share of Common Stock will be determined in the manner described below as if the shareholder actually received the fractional share. However, under unusual circumstances, cash received in lieu of a fractional share might possibly be deemed a dividend. The shareholder should consult a tax advisor to determine which of these treatments will apply upon the receipt of cash in lieu of a fractional share of Common Stock.

We further believe that a shareholder’s aggregate basis in his or her post-reverse split shares of Common Stock will equal his or her aggregate basis in the pre-reverse split shares of Common Stock owned by that shareholder that are exchanged for the post-reverse split shares of Common Stock. Generally, the aggregate basis will be allocated among the post-reverse split shares on a pro rata basis. However, if a shareholder has used the specific identification method to identify the shareholder’s basis in pre-reverse split shares of Common Stock surrendered in the reverse stock split, the shareholder should consult a tax advisor to determine the shareholder’s basis in the post-reverse split shares. The holding period of the post-reverse split shares of Common Stock received by a shareholder will generally include the shareholder’s holding period for the pre-reverse split shares of Common Stock with respect to which post-reverse split shares of Common Stock are issued, provided that the pre-reverse split shares of Common Stock were held as a capital asset on the date of the exchange.

Required Vote

The proposal to amend our Articles of Incorporation to effect a reverse stock split (at a ratio to be determined by the Board of Directors within a range of one-for-five shares to one-for-fifteen shares) will be adopted if approved by the affirmative vote of a majority of the votes entitled to be cast by the holders of Common Stock and Series B Preferred Stock, taken together. Abstentions from voting and broker non-votes will have the effect of a vote “against” the reverse stock split.

OUR BOARD OF DIRECTORS HAS DETERMINED THAT THE PROPOSED AMENDMENT TO THE
ARTICLES OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT IS ADVISABLE AND
IN THE BEST INTERESTS OF THE COMPANY AND OUR SHAREHOLDERS AND RECOMMENDS
THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE REVERSE STOCK SPLIT.

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE AIRSPAN NETWORKS INC. 2000
EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON
STOCK RESERVED FOR ISSUANCE THEREUNDER AND TO ALLOW FOR NINE ADDITIONAL
SEPARATE OFFERING PERIODS, THE FINAL OFFERING PERIOD TO COMMENCE
ON AUGUST 16, 2017 AND TERMINATE ON AUGUST 15, 2018

(PROPOSAL 2)

The Board of Directors has approved, subject to shareholder approval, an amendment and restatement of the ESPP to (i) increase the number of shares of Common Stock reserved for issuance thereunder from 3,000,000 shares to 8,000,000 shares (before giving effect to the reverse stock split contemplated by Proposal No. 1) and (ii) allow for nine additional separate Offering Periods (defined below), the final Offering Period to commence on August 16, 2017 and terminate on August 15, 2018.

In 2000, the Board of Directors and the shareholders adopted the ESPP, which is intended to qualify as an employee stock purchase plan under Section 423 of the Code. In 2004, the Board of Directors and the shareholders approved amendments to the ESPP to (i) increase the number of shares authorized for issuance under the ESPP from 1,000,000 to 3,000,000 and to allow for nine separate Offering Periods, the final Offering Period to commence on August 1, 2008 and terminate on July 31, 2009. In January 2008, the Board of Directors amended the ESPP to have the ninth Offering Period begin on August 16, 2008 and terminate on August 15, 2009.

As of October 31, 2008, 467,140 shares of Common Stock were reserved for issuance under the ESPP.

A summary of the ESPP, as proposed to be amended and restated, is set forth below. The Company urges you to carefully review the text of the ESPP, as proposed to be amended and restated, a copy of which is attached to this proxy statement as Annex C.

If the amendment and restatement of the ESPP is approved by the Company’s shareholders, as soon as reasonably practicable after the Special Meeting, the Company intends to register the offer and sale of the shares of Common Stock contemplated by this Proposal No. 2 pursuant to a Registration Statement on Form S-8.

Summary of the ESPP

Plan Administration

The ESPP is administered by the Compensation Committee. All questions of interpretation or application of the ESPP are determined at the sole discretion of the Compensation Committee.

Offerings

The ESPP currently has nine separate consecutive one-year offering periods (each, an “Offering Period”). Prior to the ninth Offering Period, which began on August 16, 2008, the Offering Periods generally began on August 1 of each year, except that the first such Offering Period commenced with the effectiveness of the Company’s initial public offering and ended on July 31, 2001. The final Offering Period pursuant to the ESPP commenced on August 16, 2008 and will terminate on August 15, 2009. If this Proposal No. 2 is approved by the Company’s shareholders, the ESPP will allow for nine additional separate Offering Periods, with the final Offering Period to commence on August 16, 2017 and terminate on August 15, 2018.

Eligibility

Any permanent employee of the Company or any of its subsidiaries who is in the employ of the Company or a subsidiary on the commencement date of any Offering Period pursuant to the ESPP (an “Eligible Employee”) is eligible to participate in the ESPP. Currently, there are approximately 225 Eligible Employees.

Purchase Price

Shares are generally purchased through employee payroll deductions at purchase prices equal to the lesser of (i) 85 percent of the fair market value of the Common Stock on the commencement of the applicable Offering Period or (ii) 85 percent of the fair market value of the Common Stock on the last business day of the applicable Offering Period (the “Purchase Price”). The fair market value of the Common Stock on a given date is the closing price as reported on NASDAQ.

Payment of Purchase Price; Payroll Deductions

The Purchase Price of the shares is generally accumulated by payroll deductions during the Offering Period. The deductions may not exceed 10 percent of any participant’s (a “Participant”) base salary. In addition, a Participant may reduce his or her rate of payroll deductions one time during any Offering Period, but may not increase such rate of payroll deductions. All payroll deductions are credited to such Participant’s account under the ESPP.

Purchase of Common Stock; Exercise of Option

At the beginning of each Offering Period, by executing an Enrollment Agreement to participate in the ESPP, each Participant is, in effect, granted an option to purchase shares of Common Stock. The maximum number of shares placed under option to a Participant is determined by dividing the accumulated payroll deductions, which such Participant has elected to have withheld during the Offering Period, by the Purchase Price (the “Option Shares”). Each Participant who continues to participate in the ESPP on the last business day of the Offering Period shall be deemed to have exercised his or her option on such date and shall be deemed to have purchased the Option Shares from the Company.

Withdrawal

While each Participant is required to execute an Enrollment Agreement authorizing payroll deductions, the Participant’s interest in a given offering may be terminated, in whole but not in part, by such Participant’s signing and delivering to the Company a withdrawal notice. Such withdrawal may be elected at any time prior to the last business day of the Offering Period. A Participant’s withdrawal from an offering does not have any effect on such Participant’s eligibility to participate in subsequent offerings under the ESPP.

Termination of Employment

Termination of a Participant’s employment for any reason, including, but not limited to, death or retirement, immediately cancels his or her participation in the ESPP. In such event, the payroll deductions credited to the Participant’s account will be returned to such Participant or, in the case of death, to such Participant’s estate as soon as practicable thereafter.

Changes in Capitalization

In the event of any changes made in the capitalization of the Company that result in an increase or decrease in the number of shares of Common Stock outstanding without receipt of consideration by the Company, such as the reverse stock split discussed in Proposal No. 1, appropriate adjustments may be made by the Board of Directors in the number of shares subject to purchase and in the purchase price per share, subject to any required action by the shareholders of the Company.

Amendment and Termination of the ESPP

The Board of Directors may, at any time, amend or terminate the ESPP, except that such termination shall not affect options previously granted nor may any amendment make any change in an option granted thereto which adversely affects the rights of any Participant. No amendment may be made to the ESPP without approval of the shareholders of the Company if such amendment would increase the number of shares reserved under the ESPP.

Unless terminated earlier, the ESPP is currently scheduled to terminate on August 15, 2009 or (i) if the Company merges and is not the surviving corporation or (ii) in the event of the Company’s dissolution. If this Proposal No. 2 is approved by the Company’s shareholders, the ESPP will terminate on August 15, 2018.

US Federal Income Tax Consequences

The following is a summary of the material anticipated US federal income tax aspects of the share purchase rights that may be granted under the ESPP based upon US federal income tax laws in effect on the date of this proxy statement. This summary is not intended to be exhaustive and does not describe foreign, state or local tax consequences.

The ESPP, and the right of Participants to make purchases of our Common Stock pursuant to the ESPP, are intended to be eligible for the favorable tax treatment provided by Sections 421 and 423 of the Code. The amounts of payroll deductions under the ESPP will be taxable to a Participant as compensation for the year in which such amounts otherwise would have been paid to the Participant. A Participant will realize no income upon the grant of the share purchase rights or upon the purchase of Common Stock under the ESPP, and we will not be entitled to any deduction at the time of grant of the rights or purchase of the shares. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the ESPP.

The amount of a Participant’s tax liability upon disposition of the shares acquired will depend on whether or not the Participant satisfies the prescribed holding period as summarized below. If the Participant holds the shares purchased for the prescribed holding period of two years from the grant of the share purchase right and one year from the purchase date, then upon disposition of shares we will receive no deduction and the Participant will recognize:

•
ordinary income on the lesser of the Participant’s gain on the sale or the purchase price discount under the ESPP, applied to the fair market value of the shares at the first day of the contribution period; and

•	long-term capital gain (or loss) on the difference between the sale price and the sum of the Purchase Price and any ordinary income recognized on the disposition.

However, consequences for both us and the Participant would differ if the Participant did not satisfy the prescribed holding period described above. In the event that the shares are sold or disposed of (including by way of gift) before the expiration of the prescribed holding periods, the excess of the fair market value of the shares on the date such shares are purchased over the Purchase Price of such shares will be treated as ordinary income to the Participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be treated as capital gain and will be treated as long-term capital gain if the shares have been held more than one year. Even if the shares are sold for less than their fair market value on the date the shares are purchased, the same amount of ordinary income is attributed to a Participant and a capital loss is recognized equal to the difference between the sales price and the value of the shares on such date of purchase. We ordinarily will be allowed a tax deduction at the time and in the amount of the ordinary income recognized by the Participant.

New Plan Benefits

Participation in the ESPP is voluntary and is dependent on each Eligible Employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the ESPP are not determinable. Outside directors are not eligible to participate in the ESPP.

Other Considerations

Future issuances of shares of Common Stock pursuant to the ESPP would have the effect of diluting the voting rights and could dilute equity and earnings per share of existing shareholders. In addition, the availability of additional shares of Common Stock for issuance upon exercise of options could discourage or make more difficult efforts to obtain control of the Company. However, the Board of Directors’ purpose in recommending this proposal is not as an anti-takeover measure.

The Board of Directors believes that share ownership is an important factor in attracting, retaining and motivating experienced and qualified personnel for positions of substantial responsibility and in encouraging such personnel to devote their best efforts to the business and financial success of the Company. In light of the limited number of shares of Common Stock available for issuance pursuant to the ESPP, the Company’s future ability to use share ownership as an incentive for now and existing personnel is currently restricted. In order for the Company to attract new employees and to retain existing employees in a competitive employment environment, the Board of Directors has approved the amendment and restatement of the ESPP to increase the number of shares of Common Stock reserved for issuance thereunder to 8,000,000 shares (before giving effect to the reverse stock split contemplated by Proposal No. 1) and to allow for nine additional separate Offering Periods, the final Offering Period to commence on August 16, 2017 and terminate on August 15, 2018.

The Board of Directors has unanimously authorized this amendment and restatement and voted to recommend it to the Company’s shareholders. If approved by the shareholders, the amendment and restatement will become effective as of its adoption by the shareholders.

Required Vote

The proposal to amend and restate the ESPP to increase the number of shares of Common Stock reserved for issuance thereunder and to allow for nine additional separate Offering Periods, the final Offering Period to commence on August 16, 2017 and terminate on August 15, 2018 will be adopted if the number of votes cast by the shares of Common Stock and Series B Preferred Stock, taken together, in favor of the proposal exceed the number of votes cast by the shares of Common Stock and Series B Preferred Stock, taken together, against the proposal. Abstentions from voting and broker non-votes will have the effect of a vote “against” the amendment and restatement of the ESPP.

Section 4.13(4)(f) of our Articles of Incorporation provides that the holders of our Series B Preferred Stock are entitled to an anti-dilution adjustment when the Company issues additional shares of Common Stock at a price below the conversion price of the Series B Preferred Stock. However, no anti-dilution adjustment will occur for the issuance of up to 5,000,000 shares of Common Stock or options to employees, officers, directors and certain other persons. The aggregate number of shares issuable pursuant to Proposal No. 2 and Proposal No. 3 could exceed 5,000,000 shares of Common Stock. However, if a majority of the Series B Preferred Stock approves such issuance, no anti-dilution adjustment will occur. In order for the Company to obtain such approval, the Series B Preferred Stock will vote separately on this proposal. Oak Investment Partners, the holder of all 200,690 outstanding shares of our Series B Preferred Stock, which has 16,255,890 votes in the aggregate, has agreed to vote its shares of Series B Preferred Stock in favor of this proposal. As a result of such approval, the adoption and implementation of this proposal and any issuance of Common Stock as a result thereof will not result in an anti-dilution adjustment to the conversion price of the Series B Preferred Stock pursuant to the terms of the Series B Preferred Stock.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”
THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE ESPP.

APPROVAL OF STOCK OPTION EXCHANGE PROGRAM

(PROPOSAL 3)

Overview

On September 22, 2008, our Compensation Committee approved, subject to shareholder approval of this Proposal No. 3, the exchange of all outstanding options to purchase shares of our Common Stock for a smaller number of new options; provided that the old options were issued to employees between February 1, 1999 and May 31, 2008, and have an exercise price of not less than $1.00 per share (if the reverse stock split contemplated by Proposal No. 1 is approved by the shareholders and we subsequently effect the reverse stock split, the foregoing $1.00 exercise price per share threshold will be increased in proportion to the reverse stock split ratio). Our Board of Directors approved presenting this stock option exchange program to the shareholders on September 25, 2008. The stock option exchange program would apply to all such stock options outstanding held by all persons who are currently employed or actively engaged by us, including our executive officers but excluding non-employee members of our Board of Directors (collectively, the “Eligible Exchange Participants”). As of September 23, 2008, there were approximately 200 Eligible Exchange Participants. The Company may exclude Eligible Exchange Participants located outside of the United States from the stock option exchange program if, for any reason, it believes that their participation would be inadvisable or impractical. Participation in the stock option exchange program will be voluntary. All new options will not be exercisable until one year following the Option Exchange Effective Date (as defined below).

If this Proposal No. 3 is approved, the exercise price of these new stock options will be set at the closing sale price of our Common Stock on NASDAQ on the date of the closing of the tender offer to be made to employees to implement the stock option exchange program (the “Option Exchange Effective Date”). As is described in further detail below, because the contemplated offer of the new options to employees in exchange for their old options is deemed to be a tender offer for the old options, the Company will be required to file a Schedule 13E-4 and other documents and exhibits with the SEC in connection therewith.

The new stock options will vary in their vesting schedule, term and the ratio in which they will be exchanged for old options depending on the date of issuance of the old options. The new stock options will be issued in respect of old options in the following three groups. The number of options detailed in this proposal and in the tables within this proposal is as at September 23, 2008.

Group 1 Options

Options issued between February 1, 1999 and July 31, 2001 (“Group 1 Options”) may be exchanged for new options which will vest over a two-year period, with one half becoming exercisable on the first anniversary of the grant date and one twenty-fourth becoming exercisable in each month following the first anniversary of the grant date, and will have a new term of four years from the date of grant. Group 1 Options may be exchanged for new options on a one-for-three basis so that for every three Group 1 Options held by an employee, such employee would be entitled to receive one new option. There are 1,412,404 Group 1 Options, of which 942,403 are eligible for exchange (before giving effect to the reverse stock split contemplated by Proposal No. 1). If all eligible Group 1 Options are exchanged for new options, 314,134 new options will be issued in the aggregate in respect of Group 1 Options (before giving effect to the reverse stock split contemplated by Proposal No. 1).

Group 2 Options

Options issued between August 1, 2001 and May 31, 2006 (“Group 2 Options”) may be exchanged for new options which will vest over a three-year period, with one third becoming exercisable on the first anniversary of the grant date and one thirty-sixth becoming exercisable in each month following the first anniversary of the grant date, and will have a new term of six years from the date of grant. Group 2 Options may be exchanged for new options on a three-for-five basis so that for every five Group 2 Options held by an employee, such employee would be entitled to receive three new options. There are 2,388,471 Group 2 Options, of which 1,762,411 are eligible for exchange (before giving effect to the reverse stock split contemplated by Proposal No. 1). If all eligible Group 2

Options are exchanged for new options, 1,057,447 new options will be issued in the aggregate in respect of Group 2 Options (before giving effect to the reverse stock split contemplated by Proposal No. 1).

Group 3 Options

Options issued between June 1, 2006 and May 31, 2008 (“Group 3 Options”) may be exchanged for new options which will vest over a four-year period, with one fourth becoming exercisable on the first anniversary of the grant date and one forty-eighth becoming exercisable in each month following the first anniversary of the grant date, and will have a new term of eight years from the date of grant. Group 3 Options may be exchanged for new options on a three-for-four basis so that for every four Group 3 Options held by an employee, such employee would be entitled to receive three new options. There are 4,557,463 Group 3 Options, of which 2,677,113 are eligible for exchange (before giving effect to the reverse stock split contemplated by Proposal No. 1). If all eligible Group 3 Options are exchanged for new options, 2,007,835 new options will be issued in the aggregate in respect of Group 3 Options (before giving effect to the reverse stock split contemplated by Proposal No. 1).

Under NASDAQ Marketplace Rules, shareholder approval is required to implement the stock option exchange program. Assuming that all of the eligible 5,381,927 old options outstanding as of September 23, 2008 held by Eligible Exchange Participants were exchanged in accordance with this arrangement, the Company would extinguish such options and replace them with an aggregate of 3,379,416 new options (before giving effect to the reverse stock split contemplated by Proposal No. 1) with an exercise price equal to the closing sale price of our Common Stock on NASDAQ on the Option Exchange Effective Date.

The following table summarizes the stock option exchange program.

Summary Stock Option Exchange Program(1)
		Group 1		Group 2		Group 3		Total
Time	From	Feb-99		Aug-01		Jun-06
	To	Jul-01		May-06		May-08

Price	From	$0.54		$0.45		$0.95
	To	$15.00		$6.76		$4.28

Replacement Ratio		1 for 3		3 for 5		3 for 4
Number(2)	Original	1,412,404		2,388,471		4,557,463		8,358,338
	Excluded	470,001		626,060		1,880,350		2,976,411
	Eligible to be Exchanged	942,403		1,762,411		2,677,113		5,381,927
	New	314,134		1,057,447		2,007,835		3,379,416
New Vesting Schedule		2 years	(3)	3 Years	(4)	4 Year	(5)
New Term		4 Years		6 Years		8 Years

(1)	The exercise price of the new options will be set at the closing sale price of our Common Stock on NASDAQ on the Option Exchange Effective Date.
(2)	Represents the number of stock options before giving effect to the reverse stock split contemplated by Proposal No. 1.
(3)
Such options will vest over a two-year period, with one half becoming exercisable on the first anniversary of the grant date and one twenty-fourth becoming exercisable in each month following the first anniversary of the grant date.

(4)
Such options will vest over a three-year period, with one third becoming exercisable on the first anniversary of the grant date and one thirty-sixth becoming exercisable in each month following the first anniversary of the grant date.

(5)
Such options will vest over a four-year period, with one fourth becoming exercisable on the first anniversary of the grant date and one forty-eighth becoming exercisable in each month following the first anniversary of the grant date.

Reasons for the Proposal and Summary of Effects of the Approval of this Proposal No. 3

The objective of our equity incentive programs is to encourage ownership of the Company by key personnel whose long-term employment or service is considered essential to our continued progress and to align employees’ interests with those of our shareholders. Our Board of Directors believes that equity incentive awards are critical to retaining and providing proper incentives for our executive officers and other employees.

Our stock price has declined sharply since February 1999. As of September 23, 2008, more than 76 percent of our outstanding stock options had an exercise price above $1.00 per share and 100 percent of our options had an exercise price above the last reported sale price on that date. On that date, the last reported sale price per share, as quoted on the NASDAQ Global Market, was $0.30. As a result, we believe that the majority of our outstanding stock options no longer serve as an effective tool to retain and motivate officers and employees. With increased competition in the wireless telecommunications industry to attract top talent, the Board of Directors believes that it is critical to our future success to revitalize the incentive value of our stock option program to retain, motivate and reward employees. Our Board of Directors believes that if we do not take steps in the near future to properly incentivize our key employees, it could adversely affect our business, results of operations and future stock price.

In connection with its recommendation to proceed with the stock option exchange program, the Board of Directors retained Frederic W. Cook & Co., Inc. (“FWC”) as its compensation consultant. FWC worked with Company management to develop and recommend an exchange structure to the Compensation Committee. In determining to recommend that shareholders approve this Proposal No. 3, we considered granting employees additional stock options at current market prices. However, these additional grants would substantially increase our total number of outstanding stock options and deplete our available option pool. We also considered several alternatives to provide competitive compensation to our employees. To replace equity incentives, we would need to substantially increase base and target bonus compensation. These increases would substantially increase our compensation expenses and reduce our cash balances at a time when we need to conserve cash. We continue to believe that stock options are an important component of our employees’ total target compensation, and that replacing this component with additional cash compensation to remain competitive would have a material adverse effect on the Company. In addition, as a result of the exchange of old options for new options, we will reduce the aggregate number of our outstanding stock options and increase our available option pool.

The Board of Directors and the Compensation Committee considered the total Black-Scholes value of the old options compared to the total Black-Scholes value of the new options in devising the exchange ratios for the three groups of options. The Compensation Committee determined that the new options would have vesting periods between two and four years and terms between four and eight years. The Compensation Committee also determined that no new options would be exercisable until at least one year after the date of grant, so that new option holders could not realize a windfall from a short-term increase in the market price of our Common Stock.

The stock option exchange program provides an opportunity to motivate our employees to create shareholder value. By realigning the exercise prices of previously-granted stock options with the value of our Common Stock on the Option Exchange Effective Date, we believe that our equity incentive awards will again become an important tool to help retain our employees, reward their continued loyalty, and motivate them to continue to create shareholder value. In addition, the stock option exchange program allows us to conserve cash resources and will result in a reduced number of outstanding stock options.

As of September 23, 2008, options for approximately 8,358,338 shares of Common Stock were outstanding under all of our equity compensation plans, of which options to purchase 5,381,927 shares of Common Stock, having exercise prices ranging from $1.00 to $15.00, constituted stock options eligible to be exchanged. The following table presents summary information concerning the stock options held by our Named Executive Officers (as defined in “Compensation Discussion and Analysis—Overview”), most of which will be eligible to be exchanged if Proposal No. 3 is approved by shareholders.

Name	Grant Date	Number of Securities Underlying Options	Option Exercise Price ($)

Eric D. Stonestrom	10/5/1999	66,667	3.60
	11/1/2000	100,000	6.00
	2/7/2001	150,000	4.38
	11/7/2001	167,167	1.83
	9/25/2002	45,833	0.45
	5/24/2004	45,000	5.08
	1/28/2005	60,000	4.12
	1/27/2006	60,000	6.15
	3/2/2007	60,000	4.28

David Brant	10/5/1999	3,333	3.60
	7/10/2000	15,000	15.00
	2/7/2001	75,000	4.38
	11/7/2001	35,000	1.83
	9/25/2002	50,000	0.45
	5/24/2004	25,000	5.08
	1/28/2005	25,000	4.12
	10/28/2005	50,000	4.94
	1/27/2006	20,000	6.15
	3/2/2007	60,000	4.28

Henrik Smith-Petersen	10/5/1999	6,667	3.60
	3/10/2000	36,667	7.50
	6/21/2000	36,666	9.60
	2/7/2001	175,000	4.38
	11/7/2001	50,000	1.83
	9/25/2002	60,000	0.45
	5/24/2004	30,000	5.08
	1/28/2005	25,000	4.12
	10/28/2005	50,000	4.94
	1/27/2006	20,000	6.15
	3/2/2007	35,000	4.28

Paul Senior	3/10/2000	10,000	7.50
	5/24/2004	20,000	5.08
	1/28/2005	14,167	4.12
	10/28/2005	60,000	4.94
	1/27/2006	20,000	6.15
	9/12/2006	40,000	2.80
	3/2/2007	20,000	4.28
	5/14/2007	40,000	3.67

Uzi Shalev	10/4/2002	10,937	0.49
	5/24/2004	25,000	5.08
	1/27/2006	20,000	6.15
	7/20/2006	20,000	4.93
	8/2/2006	40,000	2.20
	3/2/2007	30,000	4.28
	5/14/2007	45,000	3.67

Change of Control

With respect to the new options, upon the occurrence of a “change of control,” if the Company or any successor, assign, or purchaser thereof does not either: (A) continue the new option (as adjusted, if necessary, to retain its pre-“change of control” economic value and aggregate “spread” between the option shares’ fair market value and exercise price) or (B) grant another option of at least equivalent economic value, aggregate “spread,” and other terms and conditions as the pre-“change of control” option, then an additional 50 percent of any remaining unvested new options will automatically vest. All such vested new options may be exercised (together with any other previously or subsequently vested new options) until the later of (i) the date related to termination of the employee, or (ii) one year from such “change of control,” but in no event longer than ten years from the original date of grant. In the case of certain new options that will be granted to Mr. Stonestrom and Mr. Brant, if they are employed by the Company or any subsidiary or affiliate of the Company immediately prior to a “change of control,” they will be automatically vested in 100 percent of any such remaining unvested new options.

A “change of control” means the following:

•	Any person becomes the beneficial owner of shares having 50 percent or more of the total number of votes that may be cast for the election of directors of the Company; or

•
As a result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company or its assets; or

•
If at any time (i) the Company shall consolidate with, or merge with, any other person and the Company shall not be the continuing or surviving corporation, (ii) any person shall consolidate with, or merge with, the Company and the Company shall be the continuing or surviving corporation and in connection therewith, all or part of the outstanding stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property, (iii) the Company shall be a party to a statutory share exchange with any other person after which the Company is a subsidiary of any other person, or (iv) the Company shall sell or otherwise transfer 50 percent or more of the assets or earnings power of the Company and its subsidiaries (taken as a whole) to any person or persons.

Implementing the Stock Option Exchange Program

The Company has not commenced the stock option exchange program and will not do so unless the shareholders approve this proposal. If the Company receives shareholder approval of the stock option exchange program, the stock option exchange program may commence at a time determined by the Company, with terms expected to be materially similar to those described in this proposal. However, even if the shareholders approve the stock option exchange program, the Board of Directors will retain the authority, in its sole discretion, to terminate or postpone the stock option exchange program at any time prior to the closing of the Offer to Exchange (as defined below) or to exclude certain options or Eligible Exchange Participants from participating in the stock option exchange program due to tax, regulatory or accounting reasons or because their participation would be inadvisable or impractical. Shareholder approval of the stock option exchange program applies only to the stock option exchange program described in this proxy statement. If the Company were to implement a different stock option exchange program in the future, it would once again need to seek shareholder approval.

Upon the commencement of the stock option exchange program, Eligible Exchange Participants will receive written materials explaining the precise terms and timing of the stock option exchange program (an “Offer to Exchange”). Eligible Exchange Participants will be given at least twenty business days to elect to exchange some or all of their eligible old options. Eligible Exchange Participants will make these elections by filling out an election form which will be distributed to them as part of the Offer to Exchange and submitting the form to the Company’s designated representative within the twenty business day period (or such longer period as the Company chooses to keep the offer open). After the Offer to Exchange is closed, all eligible old options that were surrendered for exchange will be cancelled, and the Compensation Committee will approve the grants of the new options in accordance with the applicable exchange ratio. All new options will be granted under the Company’s 2004 Omnibus Equity Compensation Plan (the “Omnibus Plan”). Regardless of the type of option being surrendered, all new options granted pursuant to the stock option exchange program will be non-qualified stock options.

At or before commencement of the stock option exchange program, the Company will file the Offer to Exchange with the SEC as part of its Schedule 13E-4. Eligible Exchange Participants, as well as shareholders and members of the public, will be able to obtain the Offer to Exchange and other documents the Company files with the SEC free of charge from the SEC’s web site at http://www.sec.gov.

Accounting Consequences to the Company of the Stock Option Exchange Program

The stock option exchange program will be accounted for under Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). Under SFAS No. 123(R), the stock option exchange program will be characterized as a modification of the old options. As a result, the difference between the fair value of the new options over the fair value of the old options, determined on a pro forma basis, assuming a $0.50 exercise price for the new options (before giving effect to the reverse stock split contemplated by Proposal No. 1), is expected to result in additional non-cash expense of approximately $100,000 over the next 3 years, if the stock option exchange program is approved.

US Federal Income Tax Consequences

The following is a summary of the material anticipated US federal income tax aspects of participating in the stock option exchange program based upon US federal income tax laws in effect on the date of this proxy statement. A more detailed summary of the applicable US tax considerations to participants will be provided in the Offer to Exchange. The tax consequences of the stock option exchange program are not entirely certain, however, and the IRS is not precluded from adopting a contrary position and the law and regulations themselves are subject to change. All Eligible Exchange Participants are urged to consult their own tax advisors regarding the tax treatment of participating in the stock option exchange program under all applicable laws prior to participating in the stock option exchange program.

We believe that the exchange of old options for new options pursuant to the stock option exchange program should be treated as a non-taxable exchange and neither the Company nor the Company’s employees should recognize any income for US federal income tax purposes upon the exchange of old options for new options. New options granted under the stock option exchange program are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code and, accordingly, will be treated as “non-qualified stock options.” Upon the subsequent exercise of the new options, the recipient will have ordinary income equal to the value of the shares over the exercise price at that time and the Company will be entitled to a corresponding deduction. The tax consequences for participating non-US Eligible Exchange Participants may differ from the US federal income tax consequences described in the preceding sentences.

Potential Modification to Terms of Stock Option Exchange Program to Comply with Governmental Requirements

The terms of the stock option exchange program will be described in an Offer to Exchange that will be filed with the SEC. Although we do not anticipate that the SEC will require us to materially modify the stock option exchange program’s terms, it is possible that we will need to alter the terms of the stock option exchange program to comply with comments from the SEC. Changes in the terms of the stock option exchange program may also be required for tax purposes for participants in the United States, as the tax treatment of the stock option exchange program is not entirely certain. In addition, we intend to make the stock option exchange program available to our employees who are located in certain countries outside of the United States where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the United States to comply with local requirements, or for tax or accounting reasons. The Company will retain the discretion to make any such necessary changes to the terms of the stock option exchange program for purposes of complying with comments from the SEC or optimizing the U.S. or foreign tax consequences. The Company reserves the right not to conduct the stock option exchange program in countries in which it deems it inadvisable to do so for any reason.

Program Participation

Because the decision whether to participate in the stock option exchange program is completely voluntary, we are not able to predict who or how many Eligible Exchange Participants will elect to participate, how many stock options will be surrendered for exchange or the number of new options that may be issued.

Effect on Shareholders

The Company is not able to predict the impact the stock option exchange program will have on shareholders because the Company is unable to predict how many or which Eligible Exchange Participants will exchange their old options for new options. Assuming that the Company grants new options to purchase 3,379,416 shares of Common Stock (before giving effect to the reverse stock split contemplated by Proposal No. 1) in the stock option exchange program, this would result in a net reduction of the number of shares of Common Stock issuable upon the vesting and exercise of outstanding stock options of 2,002,511 shares (before giving effect to the reverse stock split contemplated by Proposal No. 1), or approximately 3.4 percent of the Common Stock outstanding as of September 30, 2008. The actual reduction in the number of shares of Common Stock issuable upon the vesting and exercise of outstanding stock options that could result from the stock option exchange program could differ materially and is dependent on a number of factors, including the actual level of participation in the stock option exchange program and the price per share of our Common Stock on the Option Exchange Effective Date.

Required Vote

The proposal to approve the stock option exchange program will be adopted if the number of votes cast by the shares of Common Stock and Series B Preferred Stock, taken together, in favor of the proposal exceed the number of votes cast by the shares of Common Stock and Series B Preferred Stock, taken together, against the proposal. Abstentions from voting and broker non-votes will have the effect of a vote “against” the authorization of the stock option exchange program.

Section 4.13(4)(f) of our Articles of Incorporation provides that the holders of our Series B Preferred Stock are entitled to an anti-dilution adjustment when the Company issues additional shares of Common Stock at a price below the conversion price of the Series B Preferred Stock. However, no anti-dilution adjustment will occur for the issuance of up to 5,000,000 shares of Common Stock or options to employees, officers, directors and certain other persons. The aggregate number of shares issuable pursuant to Proposal No. 2 and Proposal No. 3 could exceed 5,000,000 shares of Common Stock. However, if a majority of the Series B Preferred Stock approves such issuance, no anti-dilution adjustment will occur. In order for the Company to obtain such approval, the Series B Preferred Stock will vote separately on this proposal. Oak Investment Partners, the holder of all 200,690 outstanding shares of our Series B Preferred Stock, which has 16,255,890 votes in the aggregate, has agreed to vote its shares of Series B Preferred Stock in favor of this proposal. As a result of such approval, the adoption and implementation of this proposal and any issuance of Common Stock as a result thereof will not result in an anti-dilution adjustment to the conversion price of the Series B Preferred Stock pursuant to the terms of the Series B Preferred Stock.

If you are both a shareholder and an Eligible Exchange Participant, please note that voting to approve the stock option exchange program does not constitute an election to participate in such program.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK OPTION EXCHANGE PROGRAM.

2007 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(2) (3)(4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Julianne M. Biagini	30,500	—	20,695	—	—	—	51,195
Bandel L. Carano(1)	17,000	—	26,453	—	—	—	43,453
Matthew J. Desch	19,500	—	104,277	—	—	—	123,777
Michael T. Flynn	28,000	—	30,830	—	—	—	58,830
Frederick R. Fromm	19,500	—	20,695	—	—	—	40,195
Guillermo Heredia	16,000	—	30,830	—	—	—	46,830
Thomas S. Huseby	22,000	—	30,830	—	—	—	52,830
David A. Twyver	28,000	—	30,830	—	—	—	58,830

(1)	Mr. Carano has advised the Company that his options and Board of Directors compensation are paid to him on behalf of Oak Investment Partners, of which he is a general partner.
(2)
“Option Awards” represent the dollar amount recognized as an expense with respect to option awards on the Company’s financial statements for the 2007 fiscal year in accordance with SFAS No. 123(R), disregarding, however, the estimate of forfeitures related to service-based vesting conditions included in such financial statements and required by SFAS No. 123(R). No amounts of option awards were forfeited by the directors for 2007 or 2006. Option expense is charged to earnings over the relevant period of vesting service. See Note 13 to the Company’s audited Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for a discussion of the methodology used and the assumptions made in the valuation of the options.

(3)
As of December 31, 2007, the aggregate number of option awards outstanding for our directors are: Ms. Biagini, 35,000; Mr. Carano, 35,000; Mr. Desch, 427,500; Mr. Flynn, 110,000; Mr. Fromm, 35,000; Mr. Heredia, 83,125; Mr. Huseby, 125,000; and Mr. Twyver, 155,000.

(4)
During fiscal 2007, the Company granted options to purchase 15,000 shares of the Company’s Common Stock to each of the non-employee directors, excluding Mr. Desch, our Chairman of the Board, who received options to purchase 30,000 shares of the Company’s Common Stock. The grant date fair value of such awards, as estimated for financial reporting purposes, is $54,975 for Mr. Desch and $27,488 for each other non-employee director.

Each of the Company’s non-employee directors receives an annual retainer of $15,000, payable in quarterly installments to attend in person the four regular meetings of the Board of Directors during the year. To the extent that any of the non-employee directors miss more than one of these regular meetings, such director will forfeit $3,750 per meeting missed. For special meetings of the Board of Directors, each non-employee director receives $1,000 for attending any such meeting telephonically.

During fiscal 2007, the Company granted options to purchase 15,000 shares of the Company’s Common Stock to each of the non-employee directors, excluding Mr. Desch, our Chairman of the Board, who received options to purchase 30,000 shares of the Company’s Common Stock.

The Chairman of the Audit Committee of the Board of Directors receives an annual retainer of $12,500, payable in quarterly installments and the other members of the Audit Committee receive an annual retainer of $10,000, payable in quarterly installments to attend telephonically the five regular meetings of the Audit Committee during the year. To the extent that any of the Audit Committee members miss one of these regular meetings, such director will forfeit $2,500 per meeting missed. For special meetings of the Audit Committee, each Audit Committee member receives $500 for attending any such meeting telephonically.

The Chairman of the Compensation Committee of the Board of Directors receives an annual retainer of $2,500, payable in quarterly installments. Members of the Compensation Committee receive $500 for attending any Compensation Committee meeting telephonically.

Members of the Special Litigation Committee of the Board of Directors receive $500 for attending any Special Litigation Committee meeting telephonically.

Otherwise, except (i) as described above and (ii) for reimbursement for reasonable travel expenses relating to attendance at Board of Directors meetings, directors are not compensated for their services as directors. Members of the Governance and Nominating Committee of the Board of Directors do not receive additional compensation for their service on that committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 30, 2008, the number of shares of Common Stock of the Company which were owned beneficially by (i) each person who is known by the Company to own beneficially more than five percent of its Common Stock, (ii) each director, (iii) certain executive officers of the Company and (iv) all directors and officers as a group. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned, subject to the community property laws, where these rules apply.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Shares Owned(1)(2)

Oak Investment Partners(3)	21,836,336	(4)	26.9%
Stephens Investment Management, LLC(5)	5,743,139	(6)	9.7%
T. Rowe Price Associates, Inc.(7)	3,500,154	(8)	5.9%
Eric D. Stonestrom	1,299,062	(9)	2.2%
David Brant	369,484	(10)	*
Henrik Smith-Petersen	521,249	(11)	*
Paul Senior	153,201	(12)	*
Uzi Shalev	189,636	(13)	*
Julianne M. Biagini	35,625	(14)	*
Bandel L. Carano(3)	21,703,095	(4)(15)	26.8%
Matthew Desch	554,871	(16)	*
Michael T. Flynn	130,625	(17)	*
Frederick R. Fromm	35,625	(18)	*
Guillermo Heredia	83,750	(19)	*
Thomas Huseby	330,158	(20)	*
David A. Twyver	206,357	(21)	*
All directors and executive officers as a group (13 persons)	25,612,738	(22)	30.5	% (22)

*	Indicates less than 1 percent of outstanding shares owned.
(1)
A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from September 30, 2008 upon exercise of options, warrants and convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable within 60 days from September 30, 2008 have been exercised.

(2)
Applicable percentage ownership is based on 59,400,042 shares of Common Stock outstanding as of September 30, 2008. With regard to Oak Investment Partners XI, LP and Bandel L. Carano, applicable share ownership is based on 81,030,898 shares of Common Stock, which includes the 200,069 shares of Series B Preferred Stock that are immediately convertible into 21,630,856 shares of Common Stock by Oak Investment Partners XI, LP.

(3)	The address of the entities affiliated with Oak Investment Partners is c/o Oak Management Corporation, One Gorham Island, Westport, CT 06880. Bandel L. Carano is a director of the Company and is a General

Partner of Oak Investment Partners VIII, LP, Oak VIII Affiliates Fund, LP and Oak Investment Partners XI, LP (collectively, “Oak”). Mr. Carano has shared power to vote and dispose of the shares held by Oak. The names of the parties who share power to vote and dispose of the shares held by Oak, with Mr. Carano, are Fredric W. Harman, Ann H. Lamont, Edward F. Glassmeyer and Gerald R. Gallagher, all of whom are managing members of Oak Associates VIII, LLC, the General Partner of Oak Investment Partners VIII, LP and Oak VIII Affiliates Fund, LP, and Oak Associates XI, LLC, the General Partner of Oak Investment Partners XI, LP. Mr. Carano, Mr. Harman, Ms. Lamont, Mr. Glassmeyer and Mr. Gallagher each disclaim beneficial ownership of the shares held by Oak, except to the extent of their respective pecuniary interest therein.

(4)
Share ownership includes (i) 21,630,856 shares of Common Stock issuable on the conversion of the Company’s Series B Preferred Stock owned by Oak Investment Partners XI, LP, (ii) 35,918 shares of Common Stock owned by Oak Investment Partners VIII, LP, (iii) 696 shares owned by Oak VIII Affiliates Fund, LP, (iv) 30,000 shares of Common Stock owned by Mr. Glassmeyer, (v) 88,241 shares of Common Stock owned by Mr. Harman, (vi) 15,000 shares of Common Stock owned by Ms. Lamont and (vii) 35,625 shares of Common Stock issuable upon exercise of stock options held by Mr. Carano that are exercisable within 60 days from September 30, 2008.

(5)	The address of Stephens Investment Management, LLC is One Ferry Building, Suite 255, San Francisco, CA 94111.
(6)
Share ownership is as of June 30, 2008, as set forth in a Form 13F filed with the SEC on August 13, 2008. Stephens Investment Management, LLC, on behalf of itself and Paul H. Stephens, P. Bartlett Stephens and W. Bradford Stephens, is deemed to be the beneficial owner of 5,743,139 shares of the Company’s Common Stock. Each of Paul H. Stephens, P. Bartlett Stephens and W. Bradford Stephens has sole voting power and sole dispositive power as to 5,743,139 shares.

(7)	The address of T. Rowe Price Associates, Inc. (“Price”) is 100 E. Pratt Street, Baltimore, Maryland 21202.
(8)
Share ownership is as of June 30, 2008, as set forth in a Form 13F filed with the SEC on August 14, 2008. According to that filing, Price is deemed to be the beneficial owner of 3,500,154 shares of the Company’s Common Stock. Price has sole voting power as to 450,154 and sole dispositive power as to 3,500,154 shares.

(9)
Includes (i) 699,667 shares of Common Stock issuable on exercise of stock options that are exercisable within 60 days from September 30, 2008, (ii) 35,400 restricted shares of Common Stock and (iii) 20,579 shares acquired under the Company’s 401(k) plan.

(10)	Includes (i) 305,000 shares of Common Stock issuable on exercise of stock options that are exercisable within 60 days from September 30, 2008 and (ii) 12,175 restricted shares of Common Stock.
(11)	Includes (i) 486,249 shares of Common Stock issuable on exercise of stock options that are exercisable within 60 days from September 30, 2008 and (ii) 8,750 restricted shares of Common Stock.
(12)	Includes (i) 148,751 shares of Common Stock issuable on exercise of stock options that are exercisable within 60 days from September 30, 2008 and (ii) 2,475 restricted shares of Common Stock.
(13)	Includes (i) 120,521 shares of Common Stock issuable on exercise of stock options that are exercisable within 60 days from September 30, 2008 and (ii) 7,875 restricted shares of Common Stock.
(14)	Includes 35,625 shares of Common Stock issuable on exercise of stock options that are exercisable within 60 days from September 30, 2008.
(15)
Consists of the shares held by Oak described in footnote 4 and 35,625 shares of Common Stock issuable on exercise of stock options held by Mr. Carano that are exercisable within 60 days from September 30, 2008. Mr. Carano is a managing member of the general partner of each of the funds affiliated with Oak that holds shares described in footnote 4. As such, Mr. Carano may be deemed to share voting and investment power with respect to all shares held by Oak. Mr. Carano disclaims beneficial ownership of the shares held by Oak, except to the extent of his pecuniary interest therein.

(16)	Includes 422,500 shares of Common Stock issuable on exercise of stock options that are exercisable within 60 days from September 30, 2008.
(17)	Includes 110,625 shares of Common Stock issuable on exercise of stock options that are exercisable within 60 days from September 30, 2008.
(18)	Includes 35,625 shares of Common Stock issuable on exercise of stock options that are exercisable within 60 days from September 30, 2008.
(19)	Includes 83,750 shares of Common Stock issuable on exercise of stock options that are exercisable within 60 days from September 30, 2008.

(20)
Includes 125,625 shares of Common Stock issuable on exercise of stock options that are exercisable within 60 days from September 30, 2008. Also includes 80,000 shares of Common Stock issuable on exercise of stock options held by Sea Point Ventures I, LLC (“Sea Point”), of which Mr. Huseby is a general partner, that are exercisable within 60 days from September 30, 2008. Mr. Huseby disclaims beneficial ownership in such shares, except to the extent of his pecuniary interest.

(21)	Includes 125,625 shares of Common Stock issuable on exercise of stock options that are exercisable within 60 days from September 30, 2008.
(22)	Excluding the shares held by Oak, all directors and officers as a group hold 3,945,268 shares, accounting for 6.6 percent.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of our Board of Directors (throughout the Compensation Discussion and Analysis, the “Committee”) administers and makes decisions regarding our executive compensation and benefit programs. The Company did not retain an outside compensation consultant in fiscal 2007.

The Committee is responsible for the review of the performance and development of Company management in achieving corporate goals and objectives and to ensure that senior executives of the Company are compensated effectively in a manner consistent with the strategy of the Company, competitive practice and the requirements of the appropriate regulatory bodies. Toward that end, the Committee oversees, reviews and administers all compensation, equity and employee benefit plans and programs and their related disclosure as required by law. As part of this responsibility the Committee determines the compensation for the Company’s key executive officers which include the principal executive officer, principal financial officer, principal technical officer and any principal operating officer. These key executive officers have the broadest job responsibilities and policy-making authority in the Company. The Committee reviews and determines all components of key executive officers’ compensation, including making individual compensation decisions and reviewing and revising the key executive officer compensation plans, programs and guidelines, as appropriate. The Committee also consults with management regarding non-executive employee compensation programs. The Committee approves basic guidelines for base and bonus compensation and delegates authority with respect to officer compensation in terms of specific individual objectives to the principal executive officer. For example, the Committee does not set sales quotas for any individuals, nor does it determine individual salary increases for officers other than key executive officers. However, the Committee will determine a Company-average target for such salary increases.

The following discussion should be read in conjunction with the Summary Compensation Table and related tables and narrative disclosure under the caption “Executive Compensation” setting forth the compensation of our Chief Executive Officer and the other executive officers named in the Summary Compensation Table (the “Named Executive Officers”).

Generally, the objectives of the executive compensation and benefit program are:

•	recruitment and retention of talented executive officers and key employees by providing total compensation competitive with that of companies of similar size, complexity and lines of business;

•	motivation to achieve strong financial and operational performance;

•
emphasis on performance-based compensation, where a significant portion of executive compensation is linked to performance, supporting the Company’s goal of balancing rewards for short-term and long-term results;

•	linkage of the interests of executives with shareholders by providing a significant portion of total pay in the form of stock-based incentives; and

•	encouragement of long-term commitment to the Company.

Additionally, the executive bonus program and stock awards for 2007 were designed specifically to reward:

•	revenue growth;

•	gross margins performance; and

•	Operational targets related to WiMAX bookings, product cost reductions and business process improvements

There are no material differences in our compensation policies for the Chief Executive Officer and our other Named Executive Officers.

Elements of Compensation

The various elements of the executive compensation and benefit program reward different executive behaviors and business outcomes. The elements of our executive compensation and benefit program are:

•	Base Salary;

•	Annual Incentives;

•	Long-term Incentives; and

•	All Other Compensation.

Base Salary

In previous years, the Committee determined executive base salaries by identifying a reasonable range around the median salaries for comparable executive positions in a comparison group of companies. Salary levels had been based on those of a group of 14 companies (the “Compensation Comparison Group”) considered to be comparable to the Company, most of which were included in the NASDAQ Telecommunications index, including the following: Avici Systems Inc.; CalAmp Corporation; Carrier Access Corporation; Gelayre Technologies, Inc.; Novatel Wireless, Inc.; Proxim Wireless Corporation; Redback Networks Inc.; REMEC, Inc.; SonicWALL, Inc.; Harris Stratex Networks; Vyyo Inc.; and Zhone Technologies, Inc.

Executive officer salaries are generally set within the median range of the Compensation Comparison Group based on individual performance and experience. Annual salary increases, if any, are determined based on a variety of factors including average increases in comparison companies, individual performance, competitiveness of the officer’s salary, the Company’s financial condition and operating results, and other variable components of compensation.

For 2007, the Committee was required to set existing salaries for three existing executive officers and later determined the salaries for newly appointed executive officers.

In determining the compensation of the Chief Executive Officer, Eric Stonestrom, the Committee considered his performance, the Company’s growth, spending by operators on telecommunications equipment, and the competitive environment. In addition, the Committee reviewed publicly disclosed salaries of chief executive officers of the Compensation Comparison Group. The Committee determined that the aggregate compensation paid to Mr. Stonestrom as President and Chief Executive Officer for the fiscal year ended 2006 was reasonable compared to the compensation paid to other chief executive officers of public companies in the same lines of business as the Company, and that he should continue to receive the same base salary in 2007. This also reflects the Committee’s philosophy that, aside from the incentive bonus plan, the primary compensation upside for the Chief Executive

Officer should be equity based. The Committee decided not to increase the Chief Executive Officer’s base salary for 2007, based on the same philosophy.

Base salaries for the Named Executive Officers, Messrs. Brant, Senior and Shalev were determined individually as a result of promotion to their executive positions during the year, reflecting modest increases to existing salaries. Mr. Smith-Petersen’s base salary rose by 6 percent from 2007, reflecting performance and inflationary factors.

Using as its main reference the studies of the Compensation Comparison Group, the Committee determined that it would be appropriate to split the mix of cash compensation between base salaries and incentive payments such that the incentives, at full achievement of the Company’s 2007 targets, would be between 16.6 percent of total cash compensation for the least senior managers and 37.5 percent for the Chief Executive Officer. For 2007, bonus-plan target bonuses for the Named Executive Officers were set between 40 percent and 60 percent of their 2007 year-end annualized base salaries.

Annual Incentives

The Committee determines which individuals are eligible to receive annual incentive compensation in 2007 (the “Eligible Participants”) and established the elements of the executive bonus plan for 2007.

The Committee determined that in 2007 the Eligible Participants were the Chief Executive Officer, the executive level team and any non-commissioned employees serving as vice presidents, senior directors or directors. All of the Company’s Named Executive Officers, other than one who is a commissioned employee, were to be Eligible Participants. Eligibility was determined primarily by the fact that this group of employees would most directly affect the Company’s ability to meet its sales, earnings and product introduction targets.

As in previous years, the Committee determined to link the award incentives directly to the Company’s overall performance goals for 2007. For 2007, the Committee determined that the Company would pay bonuses to Eligible Participants based on a formula that would take into account the Company’s attainment of certain performance goals established by the Committee and the Eligible Participant’s position within the Company. The performance goals would be based upon targets established for the Company’s revenue, gross profit and the Company’s successful achievement of certain targets related to bookings of WiMAX products, product cost reductions on WiMAX products and business process improvements (including, among other things, timing of the closing of the books at quarter and year end and the introduction of ERP improvements) during 2007.

The Committee determined that in 2007, gross margin targets were to have the highest relative weighting of the components comprising the 2007 bonus due to the need in 2007 to improve overall profitability. Accordingly, the gross margin element would comprise 40 percent of the bonus plan. Achievement of revenue targets was set at 30 percent of the plan, to promote growth in the Company’s top line and the remaining 30 percent was allocated evenly to specific incentive targets to incentivize management to focus on WiMAX bookings, cost reductions and business process improvements. For 2008, the Committee has determined to use performance goals related to revenue, gross profit, scalability measured as improvements in the monetization of Accounts Receivable and inventory and enterprise value and share price performance compared to a selected peer group of companies (comprised of Alvarion Limited (NASDAQ: ALVR); Ceragon Networks Limited (NASDAQ: CRNT); Dragonwave Inc. (Toronto: DWI.TO); Harris Stratex Networks, Inc. (NASDAQ: HSTX); and Redline Communications Group Inc. (Toronto: RDL.TO)), with each factor constituting 25 percent of the amount of each participant’s bonus award that is based on corporate performance. In addition, included in the bonus for fiscal 2008 will be personal performance targets for individual executive officers to be determined by management and reviewed by the Committee which would constitute 10 percent of each participant’s bonus award.

For 2007, the Committee reviewed the appropriate composition of each part of the bonus plan, and established the following detailed parameters for each of the specific incentives.

Revenue Element

The revenue element accounted for 30 percent of the annual incentive plan for 2007.

The Committee determined that it would be in the interests of shareholders to establish an aggressive but potentially achievable target for revenue growth in 2007. It also determined that there should be no portion of the revenue component paid as a bonus in 2007 if there was no year-over-year growth in revenues, as in fact turned out to be the case. In looking at the growth target, the Committee took into account the changing dynamics of the Company’s declining legacy and increasing WiMAX product revenues. The Committee also determined that the revenue element would be paid quarterly on publication of quarterly results, on a non-returnable basis, against 100 percent achievement of a quarterly revenue plan, with any unpaid balance due and payable after final 2007 results were publicly reported in 2008, with the final payment to be pro-rated on a sliding scale against the revenue benchmarks.

Provided quarterly milestones were achieved, the revenue element was payable quarterly on a non-returnable basis and was calculated as follows:

•	first quarter actual revenue divided by annual planned revenue to derive a percentage of the revenue bonus earned. The non-returnable payout was to be 35 percent of this amount;

•
second quarter actual year-to-date revenue divided by annual planned revenue to derive a percentage of the revenue bonus earned. The non-returnable payout was to be 60 percent of this amount, less any amount paid in the first quarter; and

•
third quarter actual year-to-date revenue divided by annual planned revenue to derive a percentage of the revenue bonus earned. The non-returnable payout was to be 75 percent of this amount, less what was paid in the first and second quarters.

At year-end the actual year-to-date revenue was to be divided by annual planned revenue to derive a percentage of the revenue bonus finally earned. The balance, if any, would then be paid out, less whatever amounts, if any, were paid in the first three quarters.

Since there was no year-over-year growth in revenues in fiscal 2007, as compared to fiscal 2006, the Company did not achieve its revenue target in 2007 and therefore no payout was made on this portion of the bonus plan.

Gross Margin Element

The gross margin element accounted for 40 percent of the annual incentive plan for 2007.

The Committee’s review of the gross margin element considered how the improvement of the Company’s gross margins was important to the future of the Company. The Committee determined that shareholders continued expectation of margin improvements during 2007 relating to the expected shift of product mix towards WiMAX and away from legacy products could be furthered by making the gross profit element the largest portion of management’s incentive program for 2007. With the assistance of Mr. Stonestrom and Mr. Brant, the Committee reviewed the required gross margin levels for a break-even quarter in 2007, including the margin assumptions for each product and the expected mix of revenues in 2007. On this basis, the Committee established that:

•	the gross margin element would be payable quarterly, on a non-returnable basis, if quarterly milestones were achieved;

•
the quarterly milestones would be set in both gross dollars and as a percentage of revenues, to ensure that management maintained acceptable percentage levels throughout the year. The quarterly payment would be made at 20 percent of the total gross margin bonus if the Company met or exceeded the quarterly milestones;

•	after reporting of 2007’s full-year results in 2008, any earned but unpaid gross margin bonus calculated on full-year results would be paid; and

•
as an incentive to maximize earnings, at year-end, executives would earn an additional gross margin bonus if gross margin dollars exceeded a specified dollar level and exceeded the gross margin percentage for the year. The amount to be distributed was up to 15 percent of the additional gross margin dollars, to be distributed to senior employees in proportion to their base salaries and individual bonus percentages.

The Company did not achieve its gross margin target in 2007 and therefore no payout was made on this portion of the bonus plan.

Specific Incentive Targets: WiMAX Bookings / Product Cost Reduction and Process Improvements

The specific incentive targets element accounted for 30 percent of the annual incentive plan for 2007.

The Committee determined that there was also a need for the continuation of a WiMAX-element in the compensation plan for 2007 reflecting, in particular, the Company’s expectation that larger operators would be placing orders for WiMAX during fiscal 2007 for deliveries in fiscal 2008 and onwards. Therefore, the Committee decided to incentivize management based on WiMAX bookings during the year. The Committee also established specific cost reduction targets related to the Company’s HiperMAX and customer premise devices that it believed would be significant in the Company’s efforts to improve its gross margin. Finally, the Committee believed that the Company should have a focus of improving business systems and processes to improve performance of its processes and established various specific process improvements as a basis for a portion of this element, including, among other things, improvement in the timing of closing the books at quarter and year end and in the implementation of ERP improvements.

The Committee determined that this element of the bonus plan would be payable at the end of the quarter following achievement of the milestone and approval by the Board. If a milestone was not achieved, that component of the rollout bonus would be lost.

The Company achieved six of the eight specific targets resulting in a range from 20 to 30 percent payout under the bonus plan for each Named Executive Officer. These targets related to process and systems, WiMAX bookings, product cost reduction, new product introduction and divisional spend targets.

Long-Term Incentive Awards

At December 31, 2007, the Company had three stock option plans (the 1998 Plan, the 2001 Plan and the 2003 Plan, each defined below), the Omnibus Plan and the ESPP. Employee stock options granted under all of the plans generally vest over a four-year period and expire on the tenth anniversary of their issuance. Restricted stock is Common Stock that is subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified performance conditions or the passage of time. Awards of restricted stock that vest only by the passage of time will generally fully vest after four years from the date of grant. At December 31, 2007, the Company had reserved a total of 8,394,424 shares of its Common Stock for issuance under the above plans.

On February 1, 1998, the Board of Directors authorized the establishment of a non-qualified employee stock options plan (the “1998 Plan”), whereby the Company may grant employees stock options to purchase up to 2,791,667 shares of Common Stock. Under subsequent amendments to the 1998 Plan, the Board of Directors approved an increase in the number of shares of Common Stock reserved under the 1998 Plan from 2,791,667 to 4,591,667 in May 2000 and from 4,591,667 to 6,091,667 in February 2001. The 1998 Plan provides for the grant to our employees (including officers and employee directors) of “incentive stock options” within the meaning of Section 422 of the Code and for the grant of non-statutory stock options to our employees, officers, directors and consultants.

On February 7, 2001, the Board of Directors authorized the establishment of the 2001 supplemental stock option plan (the “2001 Plan”). This is a non-qualified employee stock option plan whereby the Company may grant employees stock options to purchase up to 901,465 shares of Common Stock. Option grants under the 2001 Plan are limited to non-officer employees and consultants.

On September 1, 2003, the Board of Directors authorized the establishment of the 2003 supplemental stock option plan (the “2003 Plan”). This is a non-qualified employee stock option plan whereby the Company may grant stock options to purchase up to 241,500 shares of Common Stock. Option grants under the 2003 Plan are limited to non-officer employees, new hires and consultants.

On January 30, 2004 the Board of Directors authorized the establishment of the Omnibus Plan. The Omnibus Plan is designed for the benefit of the directors, executives and key employees of the Company to: (a) attract and retain for the Company personnel of exceptional ability; (b) motivate such personnel through added incentives to make a maximum contribution to greater profitability; (c) develop and maintain a highly competent management team; and (d) be competitive with other companies with respect to executive compensation. Awards under the Omnibus Plan may be made to participants in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, deferred stock, stock awards, performance shares and other stock-based awards. Originally, the number of shares reserved under this plan was 5,000,000. The Omnibus Plan was amended in May 2008 to increase the number of shares available for issuance to 9,500,000.

Under the 1998, 2001, 2003 and Omnibus Plans, the Committee is authorized to establish the terms of stock options. Under the 1998 Plan, the exercise price of all incentive stock options must be at least equal to the fair market value of our Common Stock on the date of the grant and the exercise price of all non-statutory options may be equal to, more than, or less than 100 percent of the fair market value of our Common Stock on the date of the grant. Under the 2001, 2003 and Omnibus Plans, the exercise price of each option may be equal to, more than, or less than 100 percent of the fair market value of our Common Stock on the date of the grant. Employee stock options granted under all the plans generally vest over a four-year period and expire on the tenth anniversary of their issuance. The total number of options granted to employees under the plans was 1,108,500 in 2005, 1,031,650 in 2006 and 1,071,200 in 2007.

The Company has policies regarding the granting of long-term incentive awards that specifically limit awards in any calendar year under the Company’s equity compensation plans, as follows:

•
no more than three percent of the total number of shares of Common Stock outstanding as of December 31 of the previous calendar year, upon the grant, vesting or exercise of the awards, in the aggregate;

•
the number of shares that any award holder would be entitled to receive should not exceed one-third of the aggregate number of shares of Common Stock issuable upon the grant of awards to all award holders in that calendar year; and

•
the sum of the total number of: (i) shares of Common Stock issuable upon the exercise of outstanding stock options, (ii) shares of restricted stock outstanding and (iii) shares issuable subject to deferred stock awards, including restricted units, to no more than 15 percent of the total number of shares of Common Stock outstanding.

The Omnibus Plan requires that awards under the plan vest over periods of time, generally in excess of 24 months, to ensure that senior management conducts the business to ensure long-term growth of the revenues, earnings and stock price of the Company over time, and thereby to enable the management to benefit from that growth. The awards are also designed to retain senior management by providing them with an incentive to remain as employees while the awards vest.

The Committee has established general practices with respect to the timing and dating of stock option awards to senior management. The annual award to senior management is reviewed each January by the Committee prior to the regularly scheduled first quarter meeting of the Board of Directors, for discussion and approval by the

Board at that meeting as part of the approval of the Company’s annual compensation plans. In 2007, the date of grant of the awards was two business days following the announcement by the Company of year end 2006 results and the strike price of the options was the closing price of the Company’s stock on NASDAQ as of the date of grant.

The Committee determined that the Company should award both restricted stock and stock options to senior management in 2007. The Committee also determined, with respect to stock options and restricted stock, that:

•
Stock Options. Stock options granted in 2007 will vest over a four-year period, with 25 percent becoming exercisable on the first anniversary of the grant date and 1/48 becoming exercisable in each month following the first anniversary of the grant date. The grant date was the date of the regularly scheduled first quarter meeting of the Board of Directors, which was the date that the Company had used in prior years for the annual allocation. All options granted in 2007 had a ten-year term, and were granted with an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. For 2007, the date of grant was two business days following the announcement by the Company of year end 2006 results of operations. For 2007, the Committee determined that the award of 634,500 options to the senior management team, in the aggregate, would be in line with Company guidelines.

•
Restricted Stock. For awards in 2007, the Committee determined to follow a similar format as the Company used in 2006. The awards were split between (a) time-based restricted stock (40 percent) and (b) performance-based restricted stock, which vests only if the Company meets certain revenue and operating profit targets for all of 2007 (60 percent), after which the shares would vest over time. The awards of time-based restricted stock were deemed appropriate to meet the Company’s philosophy of attracting and retaining key employees for longer periods of time. The performance-based restricted stock was structured to give management the incentive to achieve certain WiMAX revenue targets and attain profitable quarters during 2007, excluding share-based compensation and amortization costs. The awards of performance-based restricted stock were also to be issued in the form of a deferred award, so that the stock would not have to be issued unless and until the targets were achieved. For 2007, the Committee determined that the award of 160,000 restricted shares to senior management, in the aggregate, would be in line with Company guidelines. Specific dates for vesting of the restricted stock were to be set as follows:

•	For the restricted shares vesting with the passage of time:

•	25 percent would vest 18 months after the grant date;

•	25 percent would vest 30 months after the grant date; and

•	50 percent would vest 48 months after the grant date.

•
For the performance-based restricted shares, one-half of the deferral on vesting would lift if the Company met certain WiMAX revenue targets and one half of the deferral would lift on the Company attaining two consecutive profitable quarters, excluding share-based compensation and amortization costs. The vesting would then commence, with shares vesting 50 percent 18 months after the grant date and 50 percent 30 months after the grant date. The targets were not met in 2007 and therefore the performance-based restricted stock awards were not issued.

All Other Compensation

Benefits

The Company offers to each of its Named Executive Officers benefits, which include insurance covering medical, hospitalization, dental, life and disability.

Pension Benefits

For its European-based Named Executive Officers, Messrs. Brant and Smith-Petersen, the Company contributes to a defined contribution pension plan an amount equivalent to 7.5 percent of base salary.

401(k) Plan Matching

The Company matches 60 percent of the contributions made into a 401(k) plan by its United States based Named Executive Officers up to the limit permitted by the IRS. The matches are made in common shares of the Company priced at the closing price on the last day of each applicable quarter.

Change in Control and Severance Benefits

Pursuant to their employment agreements, the Company provides each Named Executive Officer with severance benefits, the objective of which is to provide financial protection in the event of a change in control that disrupts our executives’ careers. Severance benefits provide an economic means for executives to transition from Company employment.

Our change of control severance benefits are discussed in the Executive Compensation section under the caption “Potential Payments upon Termination or Change of Control.”

Corporate Tax Considerations

The Code disallows corporate tax deductions for executive compensation in excess of $1 million for any of the Chief Executive Officer or the next four most highly-compensated officers of the Company. Code Section 162(m) allows certain exemptions to the deduction cap, including pay programs that depend on formulas and, therefore, are “performance-based.”

The Compensation Committee considers the deductibility of compensation when reviewing and approving pay levels and pay programs; but reserves the right to award compensation that is not deductible under Section 162(m) if it is determined to be the in best interests of the Company and its shareholders. At the present time, the Company is not at risk of losing a deduction under Section 162(m) because no individual covered by the law receives compensation in excess of $1 million.

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which sets forth the objectives of the Company’s executive compensation and benefit program.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non-Qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation (3) ($)	Total ($)

Eric Stonestrom	2007	380,000	45,600	63,869	218,512	—	—	30,637	738,618
President & CEO	2006	380,000	50,764	36,456	199,642	—	—	31,883	698,745

David Brant(4)	2007	274,000	24,614	17,785	140,598	—	—	90,356	547,353
Senior VP and Chief Financial Officer	2006	243,570	20,312	7,450	106,127	—	—	22,189	399,648

Henrik Smith-	2007	296,702	90,113	15,397	129,897	—	—	47,318	579,426
Petersen(4)	2006	271,981	170,118	8,493	111,263	—	—	22,558	584,414
President, Asia Pacific

Paul Senior	2007	243,220	27,363	5,062	152,788	—	—	22,096	450,529
Chief Technical Officer

Uzi Shalev	2007	202,309	24,276	10,201	112,463	—	—	29,779	379,028
Chief Operating Officer(5)
_______________
(1)
“Stock Awards” represent the dollar amount recognized as expense with respect to stock awards on the Company’s financial statements for the 2007 and 2006 fiscal years in accordance with SFAS No. 123(R), disregarding, however, the estimate of forfeitures related to service-based vesting conditions included in such financial statements and required by SFAS No. 123(R). No amounts of option awards were forfeited by the Named Executive Officers for 2007 or 2006. Stock expense is charged to earnings over the relevant period of vesting service. See Note 14 to the Company’s audited Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for a discussion of the methodology used and the assumptions made in the valuation of the options. See table “2007 Grants of Plan-Based Awards.”

(2)
“Option Awards” represent the dollar amount recognized as an expense with respect to option awards on the Company’s financial statements for the 2007 and 2006 fiscal years in accordance with SFAS No. 123(R), disregarding, however, the estimate of forfeitures related to service-based vesting conditions included in such financial statements and required by SFAS No. 123(R). No amounts of option awards were forfeited by the Named Executive Officers for 2007 or 2006. Option expense is charged to earnings over the relevant period of vesting service. See Note 14 to the Company’s audited Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for a discussion of the methodology used and the assumptions made in the valuation of the options. See table “2007 Grants of Plan-Based Awards.”

(3)	See the “‘All Other Compensation’ Supplementary Table.”

(4)
Salary and bonus amounts for Mr. Smith-Petersen and Mr. Senior reflect a conversion rate from UK pounds to US dollars equal to UK£1 = US$2.003, and for Mr. Shalev reflect a conversion rate from New Israeli Shekels to US dollars equal to US$1 = NIS 3.849.

(5)	Mr. Shalev was appointed Chief Operating Officer effective August 1, 2008. Prior to that time, Mr. Shalev was Vice President and General Manager of Airspan Israel and Airspan Finland.

“All Other Compensation” Supplementary Table

	Year	Healthcare/ Insurances(1) ($)	Pension(2) ($)	401(k)(3) ($)	Total “All Other Compensation”(4) ($)

Eric D. Stonestrom	2007	21,337	—	9,300	30,637
David Brant(4)	2007	16,378	18,733	—	90,356
Henrik Smith-Petersen	2007	24,304	23,013	—	47,318
Paul Senior	2007	3,854	18,241	—	22,096
Uzi Shalev	2007	1,134	28,644	—	29,779

(1)	The cost of providing medical, hospitalization, dental, life and disability based on actual costs incurred or a pro rata percentage relating to base salary
(2)	The Company contributes to a defined contribution pension plan 7.5 percent of base salary. For Mr. Shalev, this includes $25,210 of pension and $3,434 related to his education fund.
(3)
The Company matches 60 percent of the contributions made into a 401(k) plan up to the limit permitted by the IRS. The matches are made in shares of Company Common Stock priced at the closing price on the last day of each relevant quarter.

(4)	Includes relocation expenses paid to Mr. Brant of $55,245.

2007 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Eric D. Stonestrom	2/1/2007	—	—	—	19,200	—	—	90,048
	3/2/2007	—	—	—	—	60,000	4.28	174,846

David Brant	2/1/2007	—	—	—	10,400	—	—	48,776
	3/2/2007	—	—	—	—	60,000	4.28	174,846

Henrik Smith-Petersen	2/1/2007	—	—	—	5,000	—	—	23,450
	3/2/2007	—	—	—	—	35,000	4.28	101,993

Paul Senior	2/1/2007	—	—	—	800	—	—	3,752
	3/2/2007	—	—	—	—	20,000	4.28	58,282
	5/14/2007	—	—	—	—	40,000	3.67	98,520

Uzi Shalev	2/1/2007	—	—	—	8,000	—	—	37,520
	3/2/2007	—	—	—	—	30,000	4.28	73,890
	5/14/2007	—	—	—	—	45,000	3.67	131,134

(1)	All grants of stock awards vest in accordance with the following vesting schedule:
•	25 percent vest 18 months after the grant date;
•	25 percent vest 30 months after the grant date; and

•	50 percent vest 48 months after the grant date.

(2)
Options awards vest over a four-year period, with 25 percent becoming exercisable on the first anniversary of the grant date and 1/48 becoming exercisable in each month following the first anniversary of the grant date.

Employment Agreements

All of our Named Executive Officers are employed with employment agreements. These agreements are filed with the SEC:

•	Eric Stonestrom (filed as an exhibit to an amendment to the Company’s Registration Statement on Form S-1 filed June 22, 2000);

•	David Brant (filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006);

•	Henrik Smith-Petersen (filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002);

•	Paul Senior (filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007); and

•	Uzi Shalev (filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007).

Eric Stonestrom

Mr. Stonestrom’s base salary under his employment agreement, dated January 12, 1998, has since been increased to its current level of $380,000 per year, subject to periodic review and adjustment by the Company’s Board of Directors. Additionally, Mr. Stonestrom is eligible to receive certain bonus compensation as described under the caption “Compensation Discussion and Analysis.” Mr. Stonestrom’s employment agreement has no specified term. See the caption “Potential Payments upon Termination or Change of Control” for details regarding potential severance payments.

David Brant

Under his employment agreement, dated March 1, 2007, Mr. Brant receives a base salary of $274,000 per year, effective from February 1, 2007, subject to periodic review and adjustment by the Company’s Board of Directors. The agreement has no specified term. Additionally, Mr. Brant is eligible to receive certain bonus compensation as described under the caption “Compensation Discussion and Analysis.” See the caption “Potential Payments upon Termination or Change of Control” for details regarding potential severance payments.

Henrik Smith-Petersen

Mr. Smith-Petersen’s base salary under his employment agreement, dated February 28, 2001, has since been increased to its current level of $296,702 per year, subject to periodic review and adjustment by the Company’s Board of Directors. The employment agreement has no specified term. Additionally, Mr. Smith-Petersen is eligible to receive certain bonus compensation for 2006 as described under the caption “Compensation Discussion and Analysis.” See the caption “Potential Payments upon Termination or Change of Control” for details regarding potential severance payments.

Paul Senior

Under his employment agreement, dated May 1, 2007, Mr. Senior’s base salary was $250,823. The employment agreement had no specified term. Additionally, Mr. Senior was eligible to receive certain bonus compensation for 2007 as described under the caption “Compensation Discussion and Analysis.” See the caption “Potential Payments upon Termination or Change of Control” for details regarding Mr. Senior’s severance arrangements.

Uzi Shalev

Mr. Shalev’s base salary under his employment agreement, dated November 23, 2000, has since been increased to its current level of $202,309 per year, subject to periodic review and adjustment by the Company’s Board of Directors. The employment agreement had no specified term. Additionally, Mr. Shalev was eligible to receive certain bonus compensation for 2007 as described under the caption “Compensation Discussion and Analysis.” See the caption “Potential Payments upon Termination or Change of Control” for details regarding Mr. Shalev’s severance arrangements.

Omnibus Plan

For a description of the material terms of the Company’s Omnibus Plan, see “Compensation Discussion and Analysis” under the caption “Long-Term Incentive Awards.”

Salary and Bonus

The Company does not currently have a specific policy regarding the proportion of annual salary to total compensation. For further information regarding salary and bonus see “Compensation Discussion and Analysis” under the captions “Base Salary” and “Annual Incentives.”

Outstanding Equity Awards at December 31, 2007

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (10) ($)

Eric D. Stonestrom	66,667	—		3.60	10/5/2009	43,200	(11)	76,032
	100,000	—		6.00	11/1/2010	—		—
	150,000	—		4.38	2/7/2011	—		—
	167,167	—		1.83	11/7/2011	—		—
	45,833	—		0.45	9/25/2012	—		—
	40,313	4,687	(1)	5.08	5/24/2014	—		—
	43,750	16,250	(2)	4.12	1/28/2015	—		—
	28,750	31,250	(3)	6.15	1/27/2016	—		—
	—	60,000	(4)	4.28	3/2/2017	—		—

David Brant	3,333	—		3.60	10/5/2009	15,087	(11)	26,553
	15,000	—		15.00	7/10/2010	—		—
	75,000	—		4.38	2/7/2011	—		—
	35,000	—		1.83	9/7/2011	—		—
	50,000	—		0.45	9/25/2012	—		—
	22,396	2,604	(1)	5.08	5/24/2014	—		—
	18,229	6,771	(2)	4.12	1/28/2015	—		—
	27,083	22,917	(5)	4.94	10/28/2015	—		—
	9,583	10,417	(3)	6.15	1/27/2016	—		—
	—	60,000	(4)	4.28	3/2/2017	—		—

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (10) ($)

Henrik Smith-Petersen	9,000	—		0.30	3/1/2008	10,312	(11)	18,149
	6,667	—		3.60	10/5/2009	—		—
	36,667	—		7.50	3/10/2010	—		—
	36,666	—		9.60	6/21/2010	—		—
	175,000	—		4.38	2/7/2011	—		—
	50,000	—		1.83	11/7/2011	—		—
	60,000	—		0.45	9/25/2012	—		—
	26,875	3,125	(1)	5.08	5/24/2014	—		—
	18,229	6,771	(2)	4.12	1/28/2015	—		—
	27,083	22,917	(5)	4.94	10/28/2015	—		—
	9,583	10,417	(3)	6.15	1/27/2016	—		—
	—	35,000	(4)	4.28	3/2/2017	—		—

Paul Senior	10,000	—		7.50	3/10/2010	2,987	(11)	5,257
	17,917	2,083	(1)	5.08	5/24/2014	—		—
	8,750	5,417	(2)	4.12	1/28/2015	—		—
	32,500	27,500	(5)	4.94	10/28/2015	—		—
	9,583	10,417	(3)	6.15	1/27/2016	—		—
	12,500	27,500	(6)	2.80	9/12/2016	—		—
	—	20,000	(4)	4.28	3/2/2017	—		—
	—	40,000	(7)	3.67	5/14/2017	—		—

Uzi Shalev	10,937	—		0.49	10/4/2012	10,187	(11)	17,929
	22,396	2,604	(1)	5.08	5/24/2014	—		—
	13,333	6,667	(8)	4.93	4/19/2015	—		—
	9,583	10,417	(3)	6.15	1/27/2016	—		—
	13,333	26,667	(9)	2.20	8/2/2016	—		—
	—	30,000	(4)	4.28	3/2/2017	—		—
	—	45,000	(7)	3.67	5/14/2017	—		—

(1)	Option granted May 24, 2004. The remaining options will vest ratably each month until fully vested on May 24, 2008.
(2)	Option granted January 28, 2005. The remaining options will vest ratably each month until fully vested on January 28, 2009.
(3)	Option granted January 27, 2006. 25 percent of the grant vested on January 27, 2007. The remaining options will vest ratably each month until fully vested on January 27, 2010.
(4)	Option granted March 2, 2007. 25 percent of the grant vested on March 2, 2008. The remaining options will vest ratably each month until fully vested on March 2, 2011.
(5)	Option granted October 28, 2005. The remaining options will vest ratably each month until fully vested on October 28, 2009.
(6)	Option granted September 12, 2006. 25 percent of the grant vested on September 12, 2007. The remaining options will vest ratably each month until fully vested on September 12, 2010.
(7)	Option granted May 14, 2007. 25 percent of the grant vested on May 14, 2008. The remaining options will vest ratably each month until fully vested on May 14, 2011.
(8)	Option granted July 20, 2006. 25 percent of the grant vested on July 20, 2007. The remaining options will vest ratably each month until fully vested on July 20, 2010.
(9)	Option granted August 2, 2006. 25 percent of the grant vested on August 2, 2007. The remaining options will vest ratably each month until fully vested on August 2, 2010.
(10)	The closing price of Company Common Stock at December 31, 2007 was $1.76 per share.
(11)	Stock awards vest over time through February 1, 2011.

Securities Authorized for Issuance Under Equity Compensation Plans as of December 31, 2007

The following table sets forth information as of December 31, 2007 with respect to compensation plans under which our equity securities are authorized for issuance.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	5,446,141	$4.14	1,635,502
Equity compensation plans not approved by security holders(2)	192,313	$3.49	-
Total	5,638,454	$4.12	1,635,502

(1)	In 1998 and 2000, the Company’s shareholders approved the 1998 Plan and the ESPP, respectively. In 2004, the Company's shareholders approved the Omnibus Plan.
(2)	Issued pursuant to the 2001 Plan and the 2003 Plan.

The 2001 Plan

The 2001 Plan provides for the grant to our non-officer employees and consultants of non-statutory stock options. The 2001 Plan provides for the grant of options for up to 901,465 shares of Common Stock, all of which options have been granted as of the date hereof. The Compensation Committee of our Board of Directors administers the 2001 Plan. The Compensation Committee determines the terms of options granted under the 2001 Plan, including the number of shares subject to the option, exercise price, term and exercisability. The exercise price may be equal to, more than or less than 100 percent of fair market value on the date the option is granted, as determined by the Compensation Committee. The Compensation Committee has the authority to amend or terminate the 2001 Plan, provided that shareholder approval shall be required if such approval is necessary to comply with any tax or regulatory requirement. If not terminated earlier, the 2001 Plan will terminate February 7, 2011.

The 2003 Plan

The 2003 Plan provides for the grant to our non-officer employees, new hires and consultants of non-statutory stock options. The 2003 Plan provides for the grant of options for up to 241,500 shares of Common Stock, all of which options have been granted as of the date hereof. The Compensation Committee of our Board of Directors administers the 2003 Plan. The Compensation Committee determines the terms of options granted under the 2003 Plan, including the number of shares subject to the option, exercise price, term and exercisability. The exercise price may be equal to, more than or less than 100 percent of fair market value on the date the option is granted, as determined by the Compensation Committee. The Compensation Committee has the authority to amend or terminate the 2003 Plan, provided that shareholder approval shall be required if such approval is necessary to comply with any tax or regulatory requirement. If not terminated earlier, the 2003 Plan will terminate September 1, 2013.

2007 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)

Eric D. Stonestrom	—	—	10,500	35,175
David Brant	—	—	2,188	7,352
Henrik Smith-Petersen	—	—	2,500	8,403
Paul Senior	—	—	938	3,139
Uzi Shalev	—	—	938	3,139

(1)
The value realized on exercise of stock options is the difference between the fair market value of the Company’s Common Stock at the time of exercise and the exercise price contained in the award agreement for the stock option. The value realized on vesting of the stock awards is the fair market value of the Company’s Common Stock at the time of vesting. The fair market value used for purposes of this table is the actual sale proceeds when a cashless exercise has been completed or, the closing market price of the Company’s Common Stock on the date of exercise or vesting.

Potential Payments Upon Termination or Change of Control

The following table sets forth the payments that would have been made had a termination without cause occurred as of December 31, 2007:

Name	Amount Paid on the Company Terminating the Employment Contract without Cause(6)

Eric Stonestrom(1)	$380,000 (equivalent to 12 months’ base salary)
David Brant(2)	$274,000 (equivalent to 12 months’ base salary)
Henrik Smith-Petersen(3)	$225,720 (equivalent to 9 months’ base salary)
Paul Senior(4)	$121,610 (equivalent to 6 months’ base salary)
Uzi Shalev(5)	$101,155 (equivalent to 6 months’ base salary)

(1)	On involuntary termination of Mr. Stonestrom’s contract he is entitled to receive severance of 12 months’ base salary or $380,000.
(2)
Under Mr. Brant’s current employment agreement, which became effective January 1, 2007, in the event of termination of Mr. Brant other than for “cause” (as defined in his employment agreement) or if he terminates his employment with “good reason” (as defined in his employment agreement), Mr. Brant would be entitled to severance equal to 12 months’ base salary as of the termination date or $274,000 assuming a December 31, 2007 termination date, payable bi-weekly. If Mr. Brant is terminated within one year of the effective date of a “change of control” (as defined in his employment agreement) or voluntarily terminates his employment because of a required relocation or a material change in his responsibilities, Mr. Brant would be entitled to receive severance of 12 months’ total cash compensation that would otherwise have been payable, including all bonuses. Assuming termination based on a change of control at December 31, 2007, Mr. Brant would have been entitled to compensation of $333,725 (excluding relocation benefits, if any) (equivalent to 12 months’ base salary, plus bonuses and benefits), payable bi-weekly; assuming his new contract had been effective on that date.

(3)
On termination without cause, Mr. Smith-Petersen would be entitled to severance equal to nine months’ base pay or $225,720 (UK£112,691 converted at UK£1 = US$2.003), assuming termination on December 31, 2007, plus any accrued commissions Mr. Smith-Petersen had earned on Asia business.

(4)
Under Mr. Senior’s current employment agreement, in the event of a termination without cause, the Company would be required to provide Mr. Senior with six months notice. In lieu of such notice, the Company, in its discretion, may determine to provide Mr. Senior with an amount equivalent to six months base salary, or $121,610 (UK£60,714 converted at UK£1 = US$2.003), assuming termination on December 31, 2007.
(5)
Under Mr. Shalev’s current employment agreement, in the event of a termination without cause, the Company would be required to provide Mr. Shalev with six months notice. In lieu of such notice, the Company, in its discretion, may determine to provide Mr. Shalev with an amount equivalent to six months base salary, or $101,155 (NIS 389,346 converted at NIS 3.849 = $1), assuming termination on December 31, 2007.

(6)
The termination payment arrangements for the named executive officers were individually negotiated with each named executive officer at different time periods. The Company does not have a policy or set parameters for such arrangements and does not believe that such arrangements materially affected the other compensation elements for the named executive officers.

Upon the occurrence of a “change of control”, as defined in the Company’s stock option agreements under its Omnibus Plan, the following provisions apply to option awards:

Upon the occurrence of a “change of control” (as defined below), if the Company or any successor, assign, or purchaser thereof does not either: (A) continue the option (as adjusted, if necessary, to retain its pre-“change of control” economic value and aggregate “spread” between the option shares’ fair market value and exercise price) or (B) grant a new option of at least equivalent economic value, aggregate “spread,” and other terms and conditions as the pre-“change of control” option, then an additional 50 percent of any remaining unvested options will automatically vest. All such vested options may be exercised (together with any other previously or subsequently vested options) until the later of (i) the date related to termination of the employee, or (ii) one year from such “change of control”, but in no event longer than ten years from the original date of grant. In the case of certain options granted to Mr. Stonestrom and Mr. Brant, if they are employed by the Company or any subsidiary or affiliate of the Company immediately prior to a “change of control,” they will be automatically vested in 100 percent of any such remaining unvested options.

A “change of control” as defined in the stock option agreements means the following:

•	Any person becomes the beneficial owner of shares having 50 percent or more of the total number of votes that may be cast for the election of directors of the Company; or

•
As a result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing (a “Transaction”), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company or its assets; or

•
If at any time (i) the Company shall consolidate with, or merge with, any other person and the Company shall not be the continuing or surviving corporation, (ii) any person shall consolidate with, or merge with, the Company and the Company shall be the continuing or surviving corporation and in connection therewith, all or part of the outstanding stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property, (iii) the Company shall be a party to a statutory share exchange with any other person after which the Company is a subsidiary of any other person, or (iv) the Company shall sell or otherwise transfer 50 percent or more of the assets or earnings power of the Company and its subsidiaries (taken as a whole) to any person or persons.

Other Potential Post-Employment Payments

Under our option plans, the option holder has 90 days to exercise vested options from the date employment ends, other than for death or disability. In the event of death, the option holder’s estate may exercise the option upon the holder’s death for a period of one year. Similarly, the option holder may exercise the option upon termination due to disability for a period of one year. For further details regarding our equity incentive plans, see “Compensation Discussion and Analysis” under the caption “Long-Term Incentive Awards.” Assuming termination as of December 31, 2007, our Named Executive Officers would have been eligible to exercise the following amounts of vested options for the periods described above: Mr. Stonestrom, 642,480; Mr. Brant, 255,624; Mr. Smith-Petersen, 455,769; Mr. Senior, 91,250; and Mr. Shalev, 69,582.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee of our Board of Directors has ever been an officer or employee of the Company or any of its subsidiaries, or has any other non-trivial professional, family or financial relationship with the Company or its executives, other than his directorship. No executive officer of the Company serves on the compensation committee or Board of Directors of any other entity that had any executive officer who also served on our Compensation Committee or Board of Directors.

FORWARD-LOOKING STATEMENTS

Except for historical matters contained herein, statements made in this proxy statement are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as “may”, “will”, “to”, “plan”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. These forward-looking statements address, among other things, the anticipated effects of the reverse stock split, the amendment and restatement of the ESPP and the stock option exchange program. These forward-looking statements are based on the current plans and expectations of the Company’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur, or, if any of them occurs, what effect they will have on the Company’s results of operations or financial condition. These factors include, without limitation, (i) risks to our ability to develop and sell WiMAX certified mobile products in a timely fashion; (ii) a slowdown of expenditures by communication service providers and failure of the WiMAX market to develop as anticipated; (iii) increased competition from alternative communication systems; (iv) a higher than anticipated rate of decline in our legacy business and/or a slower than anticipated rate of growth in the WiMAX business; (v) encroachment of large telecommunications carriers and equipment suppliers on the WiMAX market; (vi) the failure of our existing or prospective customers to purchase products as projected; (vii) our inability to successfully implement cost reduction or containment programs; (viii) our inability to retain our key customers; (ix) possible infringement of third party technologies which may result in lawsuits that could be costly to defend and prohibit us from selling our products; (x) risks to our ability to compensate for declining sales of obsolescent products with increased sales of new products; and (xi) disruptions to our operations in Israel, including the absence of employees, due to required military service, caused by political and military tensions in the Middle East.

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement refers to certain documents that are not presented herein or delivered herewith. Such documents are available to any person, including any beneficial owner of our shares, to whom this proxy statement is delivered upon request, without charge. Requests for such documents should be directed to:

Airspan Networks Inc.
777 Yamato Road, Suite 310
Boca Raton, FL 33431
Attention: Chief Financial Officer

We file annual and periodic reports and other information with the SEC. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents we file with the SEC at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

OTHER BUSINESS

2009 Shareholder Proposals

Shareholders interested in submitting a proposal to be considered for inclusion in the Company’s proxy statement and form of proxy for the 2009 Annual Meeting of Shareholders may do so by following the procedures prescribed by Rule 14a-8 under the Exchange Act. To be eligible for inclusion, proposals must be submitted in writing and received by the Company on or before December 27, 2008 and must be addressed to David Brant, Corporate Secretary, Airspan Networks Inc., 777 Yamato Road, Suite 310, Boca Raton, FL 33431.

A shareholder of the Company may wish to have a proposal presented at the 2009 Annual Meeting of Shareholders, but not to have the proposal included in the Company’s proxy statement and form of proxy relating to that meeting.

Pursuant to the Company’s Bylaws, no business may be brought before an annual meeting unless it is specified in the notice of meeting or is otherwise brought before the meeting at the direction of the Board of Directors or by a shareholder who otherwise has the right to submit the proposal and who has delivered written notice to the Company (containing certain information specified in the Company’s Bylaws about the shareholder and the proposed action) within ten days after delivery of notice of the annual meeting. These requirements are separate from and in addition to the SEC requirements referenced above for inclusion of a shareholder proposal in the Company’s proxy statement.

Other Matters

Management is not aware of any matters to be presented for action at the Special Meeting, except matters discussed in this proxy statement. If any other matters properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ David Brant
David Brant
Corporate Secretary

November 5, 2008
Boca Raton, Florida

ANNEX A

ARTICLES OF AMENDMENT
TO
SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
AIRSPAN NETWORKS INC.

Pursuant to RCW 23B.10.060, the undersigned corporation adopts the following Articles of Amendment to its Second Amended and Restated Articles of Incorporation, as amended to date:

FIRST: The name of the corporation is Airspan Networks Inc. (the “Corporation”).

SECOND: The Second Amended and Restated Articles of Incorporation, as amended to date, are hereby amended as follows:

Article 4.1 of the Second Amended and Restated Articles of Incorporation, as amended to date, shall be amended in its entirety to read as follows:

“4.1 REVERSE STOCK SPLIT. On the date the Articles of Amendment effecting this provision are filed with the Secretary of State of the State of Washington (the “Effective Date”), a one-for-______ (1:__) reverse stock split of the Corporation’s Common Stock shall become effective, pursuant to which each share of Common Stock issued and outstanding immediately prior to the Effective Date shall, upon the Effective Date, automatically and without any further action by the Corporation or the holder of any issued shares of Common Stock, be reclassified and combined into one-______ (1/__) of the share of Common Stock (the “Reverse Stock Split”). All outstanding rights and obligations (including option plans, stock options and the exercise price thereof, stock purchase warrants and the exercise prices thereof and the conversion terms of the Corporations’ Convertible Preferred Stock) relating to the Corporation’s Common Stock shall be mathematically adjusted to reflect the Reverse Stock Split so that the proportionate ratio of such rights and obligations to the reclassified shares will be equal to the proportionate ratio of such rights and obligations to the shares outstanding immediately prior to such reclassification. No fractional shares shall be issued in connection with the Reverse Stock Split. Any fractional shares resulting from the conversion of Common Stock upon the Reverse Stock Split shall be converted into the right to receive a cash payment from the Corporation for such fractional shares. The cash payment from the Corporation will be determined by multiplying the fractional amount of the share of Common Stock by $_____.

4.1(A) POST-REVERSE STOCK SPLIT CLASSES AND SERIES OF STOCK. There shall be no adjustment to the par value or the number of authorized shares of Common Stock or Convertible Preferred Stock, and there shall be no adjustment to the par value or the number of authorized or outstanding shares of Series A Preferred Stock or Series B Preferred Stock. Accordingly, the post-Reverse Stock Split number of authorized shares are One Hundred Five Million (105,000,000) shares. One Hundred Million (100,000,000) shares shall be Common Stock, par value $0.0003 per share, and Five Million (5,000,000) shares shall be Convertible Preferred Stock, par value $0.0001 per share. Seventy-Four Thousand Two Hundred (74,200) shares of the Convertible Preferred Stock, par value $0.0001 per share, shall be designated and known as the “Series A Preferred Stock.” Two Hundred Fifty Thousand

A-1

 (250,000) shares of the Convertible Preferred Stock, par value $0.0001 per share, shall be designated and known as the “Series B Preferred Stock.”

The Corporation shall not be obliged to issue certificates evidencing the shares of Common Stock outstanding as a result of the Reverse Stock Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Stock Split are either delivered to the Corporation or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.”

THIRD: The date of adoption of the amendment was ______________, 2008.

FOURTH: The foregoing amendment was adopted by the Board of Directors on October 23, 2008, and duly approved by the shareholders in accordance with the provisions of RCW 23B.10.030 and 23B.10.040.

Dated: ______________, 2008	AIRSPAN NETWORKS INC.

By:
Name: David Brant
Title: Secretary

A-2

ANNEX B

CHAPTER 23B.13 RCW
DISSENTERS’ RIGHTS

RCW Sections
23B.13.010	Definitions.
23B.13.020	Right to dissent.
23B.13.030	Dissent by nominees and beneficial owners.
23B.13.200	Notice of dissenters’ rights.
23B.13.210	Notice of intent to demand payment.
23B.13.220	Dissenters’ rights - Notice.
23B.13.230	Duty to demand payment.
23B.13.240	Share restrictions.
23B.13.250	Payment.
23B.13.260	Failure to take action.
23B.13.270	After-acquired shares.
23B.13.280	Procedure if shareholder dissatisfied with payment or offer.
23B.13.300	Court action.
23B.13.310	Court costs and counsel fees.

23B.13.010 Definitions.

As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

[1989 c 165 § 140.]

23B.13.020 Right to dissent.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

[2003 c 35 § 9; 1991 c 269 § 37; 1989 c 165 § 141.]

23B.13.030 Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

[2002 c 297 § 35; 1989 c 165 § 142.]

23B.13.200 Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.

[2002 c 297 § 36; 1989 c 165 § 143.]

23B.13.210 Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

[2002 c 297 § 37; 1989 c 165 § 144.]

23B.13.220 Dissenters’ rights — Notice.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2) The notice must be sent within ten days after the effective date of the corporate action, and must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.

[2002 c 297 § 38; 1989 c 165 § 145.]

23B.13.230 Duty to demand payment.

(1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

[2002 c 297 § 39; 1989 c 165 § 146.]

23B.13.240 Share restrictions.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

[1989 c 165 § 147.]

23B.13.250 Payment.

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.

[1989 c 165 § 148.]

23B.13.260 Failure to take action.

(1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

[1989 c 165 § 149.]

23B.13.270 After-acquired shares.

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

[1989 c 165 § 150.]

23B.13.280 Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

[2002 c 297 § 40; 1989 c 165 § 151.]

23B.13.300 Court action.

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

[1989 c 165 § 152.]

23B.13.310 Court costs and counsel fees.

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

[1989 c 165 § 153.]

ANNEX C

AMENDED AND RESTATED 2000 EMPLOYEE STOCK PURCHASE PLAN
AIRSPAN NETWORKS INC.

1.	Purpose of the Plan.

The purpose of this Plan is to provide eligible employees who wish to become shareholders in Airspan Networks Inc. (the "Company") with a convenient method of doing so. It is believed that employee participation in the ownership of the business will be to the mutual benefit of both the employees and the Company.

2.	Definitions.

2.1	"Base pay" means regular base salary, excluding bonus or other special payments.

2.2
"Account" shall mean the funds accumulated with respect to an individual employee as a result of deductions from their paycheck for the purpose of purchasing stock under this Plan. The funds allocated to an employee's account shall remain the property of the respective employee at all times and will be remitted to a separate deposit account within twenty days of the deduction from the paycheck.

3.
Employees Eligible to Participate. Any permanent employee of the Company or any of its subsidiaries who is in the employ of the Company or subsidiary on an Offering commencement date is eligible to participate in that Offering.

4.
Offerings. Upon its original adoption, the Plan authorized the Company to make nine separate consecutive offerings (each an "Offering") pursuant to the Plan. The first Offering commenced on the date on which the Company's registration statement for the registration under the Securities Act of 1933, as amended, of shares of the common stock of the Company became effective (the Company’s IPO Date), and continued through July 31, 2001. Thereafter, Offerings commenced on each subsequent August 1 and lasted for a period of one year, except that the Plan was subsequently amended to provide that the final offering would commence on August 16, 2008 and end on August 15, 2009.

The Plan is hereby amended and restated to authorize the Company to make nine additional separate consecutive Offerings. The first Offering shall commence on August 16, 2009 and continue through August 15, 2010. Thereafter, Offerings shall commence on each subsequent August 16 and last for a period of one year. The final offering period shall commence on August 16, 2017 and end on August 15, 2018.

In order to become eligible to purchase shares, an employee must sign an Enrolment Agreement, and any other necessary papers on or before the commencement date of the particular Offering in which they wish to participate. Participation in one Offering under the Plan shall neither limit, nor require, participation in any other Offering.

5.
Price. The purchase price per share shall be the lesser of (1) 85% of the fair market value of the stock on the Offering date; or (2) 85% of the fair market value of the stock on the last business day of the Offering. Fair market value shall mean the closing bid price as reported on the National Association of Securities Dealers Automated Quotation System or, if the stock is traded on a stock exchange, the closing price for the stock on the principal such exchange.

6.
Offering Date. The "Offering date" as used in this Plan shall be the commencement date of the Offering, if such date is a regular business day in the United States, or the first regular business day in the United States following such commencement date. A different date may be set by resolution of the Board.

7.
Number of Shares to be Offered. The maximum number of shares that will be offered under the Plan is 8,000,000 shares. The shares to be sold to participants under the Plan will be common stock of the Company. If the total number of shares for which options are to be granted on any date in accordance with Section 10 exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable. In such event, the payroll deductions to be made pursuant to the authorizations therefor shall be reduced accordingly and the Company shall give written notice of such reduction to each employee affected thereby.

8.	Participation.

8.1
An eligible employee may become a participant by completing an Enrolment Agreement (See Attachment 1) provided by the Company and filing it with Shareholder Services prior to the Commencement of the Offering to which it relates.

9.	Payroll Deductions.

9.1
At the time a participant files their authorization for a payroll deduction, they shall elect to have deductions made from their pay on each payday during the time they are a participant in an Offering at the rate of 2%, 4%, 6%, 8%, or 10% of their base pay.

9.2	Payroll deductions for a participant shall commence on the Offering date and shall end on the termination date of such Offering unless earlier terminated by the employee as provided in Paragraph 14.

9.3
All payroll deductions made for a participant shall be credited to their account under the Plan. A participant may not make any separate cash payment into such account nor may payment for shares be made other than by payroll deduction.

9.4
A participant may discontinue their participation in the Plan as provided in Section 14. In addition, they may reduce their contribution once during an Offering, but no other change can be made during an Offering.

10.
Granting of Option. On the Offering date, this Plan shall be deemed to have granted to the participant an option for as many shares as they will be able to purchase with the payroll deductions credited to their account during their participation in that Offering.

11.
Exercise of Option. Each employee who continues to be a participant in an Offering on the last business day of that Offering shall be deemed to have exercised their option on such date and shall be deemed to have purchased from the Company such number of shares of common stock reserved for the purpose of the Plan as their accumulated payroll deductions on such date will pay for at the purchase price.

12.
Employee's Rights as a Shareholder. No participating employee shall have any right as a shareholder with respect to any shares until the shares have been purchased in accordance with Section 11 above and the stock has been issued by the Company.

13.	Evidence of Stock Ownership.

13.1
Promptly following the end of each Offering, the number of shares of shares of common stock purchased by each participant shall be deposited into an account established in the participant’s name at a stock brokerage or other financial services firm designated by the Company (the “ESPP Broker”).

13.2
The participant may direct, by written notice to the Company at the time of their enrolment in the Plan, that their ESPP Broker account be established in the names of the participant and one other person designated by the participant, as joint tenants with right of survivorship, tenants in common, or community property, to the extent and in the manner permitted by applicable law.

13.3
A participant subject to payment of U.S. income taxes shall be free to undertake a disposition (as that term is defined in Section 424(c) of the Code) of the shares in their account at any time, whether by sale, exchange, gift, or other transfer of legal title, but in the absence of such a disposition of the shares, the shares must remain in the participant’s account at the ESPP Broker until the holding period set forth in Section 423(a) of the Code has been satisfied. With respect to shares for which the Section 423(a) holding period has been satisfied, the participant may move those shares to another brokerage account of participant’s choosing or request that a stock certificate be issued and delivered to them.

13.4
A participant who is not subject to payment of U.S. income taxes may move their shares to another brokerage account of their choosing or request that a stock certificate be issued and delivered to them at any time, without regard to the satisfaction of the Section 423(a) holding period.

14.	Withdrawal.

14.1
An employee may withdraw from an Offering, in whole but not in part, at any time prior to the last business day of such Offering by delivering a Withdrawal Notice (see Attachment 2) to the Company, in which event the Company will refund the entire balance of their deductions as soon as practicable thereafter.

14.2
To re-enter the Plan, an employee who has previously withdrawn must file a new Enrolment Agreement in accordance with Section 8.1. The employee’s re-entry into the Plan will not become effective before the beginning of the next Offering following their withdrawal.

15.
Carryover of Account. At the termination of each Offering, the Company shall automatically re-enroll the employee in the next Offering, and the balance in the employee’s account shall be used for option exercises in the new Offering, unless the employee has advised the Company otherwise. Upon termination of the Plan, the balance of each employee’s account shall be refunded to them.

16.
Interest. Interest earned on the account will be distributed pro-rata between the employees on the basis of the balance in each employee’s account. This interest will be added to the total of the payroll deductions when calculating the number of shares, which may be purchased.

17.
Rights Not Transferable. No employee shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber either the payroll deductions credited to their account or any rights with regard to the exercise of an option or to receive shares under the Plan other than by will or the laws of descent and distribution, and such right and interest shall not be liable for, or subject to, the debts, contracts, or liabilities of the employee. If any such action is taken by the employee, or any claim is asserted by any other party in respect of such right and interest whether by garnishment, levy, attachment or otherwise, such action of claim will be treated as an election to withdraw funds in accordance with Section 14.

18.
Termination of Employment. Upon termination of employment for any reason whatsoever including but not limited to death or retirement, the balance in the account of a participating employee shall be paid to the employee or their estate.

19.
Amendment or Discontinuance of the Plan. The Board shall have the right to amend, modify, or terminate the Plan at any time without notice, provided that no employee’s existing rights under any Offering already made under Section 4 hereof may be adversely affected thereby, and provided further that no such amendment of the Plan shall, except as provided in Section 20, increase above 500,000 shares the total number of shares to be offered unless shareholder approval is obtained therefor.

20.
Changes in Capitalization. In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offerings of right, or any other change in the structure of the common shares of the Company, the Board shall take such adjustment, if any, as it deems appropriate in the number, kind, and the price of shares available for purchase under the Plan, and in the number of shares which an employee is entitled to purchase.

21.
Share Ownership. Notwithstanding anything herein to the contrary, no employee shall be permitted to subscribe for any shares under the Plan if such employee, immediately after such subscription, owns shares (including all shares which may be purchased under outstanding subscriptions under the Plan) possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or of its parent or subsidiary corporations. For the foregoing purposes the rules of Section 425(d) of the Internal Revenue Code of 1986 shall apply in determining share ownership. In addition, no employee shall be allowed to subscribe for any shares under the Plan which permits their rights to purchase shares under all “employee stock purchase plans” of the Company and its subsidiary corporations to accrue at a rate which exceeds $25,000 for each calendar year in which such right to subscribe is outstanding at any time.

22.
Administration. The Plan shall be administered by the Board. The Board may delegate any or all of its authority hereunder to such committee of the Board or officer of the Company as it may designate. The administrator shall be vested with full authority to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the administrator in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive, and binding upon all participants and any and all persons claiming under or through any participant.

23.
Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by Shareholder Services of the Company or when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

24.	Termination of the Plan. This Plan shall terminate at the earliest of the following:

24.1	August 15, 2018.

24.2
The date of the filing of a Statement of Intent to Dissolve by the Company or the effective date of a merger or consolidation wherein the Company is not to be the surviving corporation, which merger or consolidation is not between or among corporations related to the Company. Prior to the occurrence of either of such events, on such date as the Company may determine, the Company may permit a participating employee to exercise the option to purchase as many shares as the balance of their account will allow at the price set forth in accordance with Section 5. If the employee elects to purchase shares, the remaining balance of their account will be refunded to them after such purchase.

24.3	The date the Board acts to terminate the Plan in accordance with Section 19 above.

24.4	The date when all shares reserved under the Plan have been purchased.

25.
Limitations on Sale of Stock Purchased under the Plan. The Plan is intended to provide common stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of their own affairs. An employee, therefore, may sell stock purchased under the Plan at any time they choose, subject to the Company's policy on Insider Trading and compliance with any applicable Federal or state securities laws. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE STOCK.

26.
Governmental Regulation. The Company’s obligation to sell and deliver shares of the Company’s common stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such shares.

AIRSPAN NETWORKS INC.
777 Yamato Road - Suite 310
Boca Raton, Florida 33431

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Airspan Networks Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in the future.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Airspan Networks Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

KEEP THIS PORTION FOR YOUR RECORDS

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

PROXY

AIRSPAN NETWORKS INC.

PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD DECEMBER 16, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Matthew Desch, Eric Stonestrom and David Brant, and each of them, as Proxies, with full power of substitution to represent and to vote, as designated below, all the voting shares of Airspan Networks Inc. Common Stock and Series B Preferred Stock held of record by the undersigned on October 28, 2008, at the Special Meeting of Shareholders to be held on December 16, 2008, or any adjournments or postponements thereof.

(Continued and to be signed on reverse side.)

FOLD AND DETACH HERE

PROPOSAL NO. 1

1.
TO AMEND THE COMPANY’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED, TO EFFECT A REVERSE STOCK SPLIT AT A RATIO TO BE DETERMINED BY THE BOARD OF DIRECTORS WITHIN A RANGE OF ONE-FOR-FIVE SHARES TO ONE-FOR-FIFTEEN SHARES

FOR	☐	AGAINST	☐	ABSTAIN	☐

PROPOSAL NO. 2

2.
TO AMEND AND RESTATE THE COMPANY’S 2000 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER FROM 3,000,000 SHARES TO 8,000,000 SHARES (BEFORE GIVING EFFECT TO THE REVERSE STOCK SPLIT CONTEMPLATED BY PROPOSAL NO. 1) AND TO ALLOW FOR NINE SEPARATE OFFERING PERIODS, THE FINAL OFFERING PERIOD TO COMMENCE ON AUGUST 16, 2017 AND TERMINATE ON AUGUST 15, 2018

FOR	☐	AGAINST	☐	ABSTAIN	☐

PROPOSAL NO. 3

3.
TO APPROVE A STOCK OPTION EXCHANGE PROGRAM UNDER WHICH ELIGIBLE COMPANY EMPLOYEES (INCLUDING EXECUTIVE OFFICERS BUT EXCLUDING NON-EMPLOYEE MEMBERS OF THE BOARD OF DIRECTORS) WILL BE OFFERED THE OPPORTUNITY TO EXCHANGE THEIR ELIGIBLE OPTIONS TO PURCHASE SHARES OF COMMON STOCK OUTSTANDING UNDER THE COMPANY’S EXISTING EQUITY COMPENSATION PLANS FOR A SMALLER NUMBER OF NEW OPTIONS AT A LOWER EXERCISE PRICE.

FOR	☐	AGAINST	☐	ABSTAIN	☐

Your vote is important. Prompt return of this proxy card will help save the expense of additional solicitation efforts.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). Proxy cards properly executed and returned without direction will be voted FOR Proposals No. 1, No. 2 and No. 3 above.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting and any adjournments or postponements thereof. The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement relating thereto.

Signature(s):
Dated:	, 2008

Please sign above exactly as your name or names appear on your stock certificate. When shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

2